Exhibit 2.1
EXECUTION COPY
AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER
DATED AS OF OCTOBER 28, 2008,
AMONG
WALTER INDUSTRIES, INC.,
JWH HOLDING COMPANY, LLC
AND
HANOVER CAPITAL MORTGAGE HOLDINGS, INC.

EXHIBITS:

Exhibit A	Amended and Restated Bylaws of Hanover
Exhibit B	Articles of Amendment and Restatement of Hanover
Exhibit C	Form of Thacher Proffitt & Wood LLP Tax Opinion
Exhibit D	Form of Officer’s Certificate for Tax Opinion
Exhibit E	Form of Thacher Proffitt & Wood LLP 40 Act Opinion

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
          THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 28, 2008, is among Walter Industries, Inc., a Delaware corporation (“Walter”), JWH Holding Company, LLC, a Delaware limited liability company wholly-owned by Walter (“Spinco”), and Hanover Capital Mortgage Holdings, Inc., a Maryland corporation (“Hanover”) (Walter, Spinco and Hanover, collectively, the “Parties” and each a “Party”).
          WHEREAS, the parties to this Agreement wish to amend and restate the Agreement and Plan of Merger, dated as of September 30, 2008 (the “Original Merger Agreement”), by and among Walter, Spinco and Hanover, as provided herein.
          WHEREAS, prior to the Effective Time on the Closing Date, Walter shall distribute all of the issued and outstanding limited liability company interests in Spinco (the “Spinco Interests”) on a pro rata basis (the “Distribution”) to the holders as of the Walter Record Date of the outstanding common stock, par value $1.00 per share, of Walter (“Walter Common Stock”), in accordance with Section 2.1(a);
          WHEREAS, at the Effective Time, the parties intend to effect a merger of Spinco into Hanover, with Hanover being the Surviving Corporation (as defined herein) (the “Merger”);
          WHEREAS, the Parties to this Agreement intend that (i) the Distribution qualify under Section 355 of the Code, (ii) the Merger qualify as a “reorganization” under Section 368 of the Code and (iii) this Agreement constitute a plan of reorganization as that term is defined in Section 368 of the Code and Treasury Regulation Section 1.368-2(g); and
          WHEREAS, prior to the execution of this Agreement, (i) the Parties, Amster Trading Company, Ramat Securities, LTD, John Burchett and Irma Tavares have entered into a Voting Agreement, dated as of September 30, 2008 (the “Voting Agreement”), (ii) Hanover has entered into Exchange Agreements, dated as of September 30, 2008, with each of (a) Taberna Preferred Funding I, Ltd. and (b) Amster Trading Company and Ramat Securities, Ltd (the “Exchange Agreements”), (iii) Hanover and Spinco have entered into a software license agreement (the “License Agreement”), dated as of September 30, 2008, (iv) Hanover and Spinco have entered into a Loan and Security Agreement, dated as of September 26, 2008 (the “REIT Asset Credit Facility”), and (v) certain key employees of Hanover have entered into amendments to existing employee retention agreements with Hanover (collectively, the “Executed Transaction Agreements”).
          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE 1
DEFINITIONS
          “2008 Tax Year” shall have the meaning specified in Section 8.2(c).
          “Action” shall mean any action, claim, arbitration, proceeding, review, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought or heard by or before any Governmental Authority or arbitrator.
          “Affiliate” shall mean, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
          “40 Act” shall have the meaning specified in Section 5.26.
          “Adjusted Outstanding Surviving Corporation Shares” means the number of shares of common stock of the Surviving Corporation outstanding immediately following the Effective Time plus the number of shares of common stock of the Surviving Corporation reserved for future issuance (i) in settlement of all RSUs to be issued by the Surviving Corporation immediately following the Effective Time to holders of Spinco Options immediately prior to the Effective Time who are listed on Section 2.9(d)(i) of the Spinco Disclosure Letter and (ii) upon exercise of any Exercisable Options.
          “Aggregate Merger Share Issuance” shall mean the aggregate number of shares of common stock of the Surviving Corporation to be issued in the Merger, which shall be a number equal to the product of (i) (x) the sum of (A) the number of shares of Hanover Common Stock outstanding immediately prior to the Effective Time of the Merger (for the avoidance of doubt, after giving effect to the Exchange Share Issuance) plus (B) the number of shares of Hanover Common Stock that would be issued upon exercise of any Exercisable Options, divided by (y) 50, multiplied by (ii) 65 and 2/3; provided that if Hanover makes distributions or dividends in accordance with Section 6.2(b)(i)(B), the Aggregate Merger Share Issuance shall be adjusted in accordance with such Section 6.2(b)(i)(B).
          “Agreement” shall mean this Agreement and Plan of Merger, together with all exhibits attached hereto and the Disclosure Letters.
          “Amended and Restated Bylaws” shall mean the amended and restated bylaws of Hanover substantially in the form attached hereto as Exhibit A.
          “Amended and Restated Charter” shall mean the charter of Hanover, as amended and restated as set forth in the Articles of Amendment and Restatement.
          “AMEX” shall mean the American Stock Exchange.

          “Approved for Listing” shall mean, with respect to the shares of Hanover Common Stock to be issued in the Merger, that such shares have been approved for listing on the AMEX, subject to official notice of issuance.
          “Articles of Amendment and Restatement” shall mean the Articles of Amendment and Restatement of Hanover substantially in the form attached hereto as Exhibit B.
          “Bylaws” shall have the meaning specified in Section 5.3.
          “Change in the Hanover Board Recommendation” shall have the meaning specified in Section 6.4(b).
          “Charter” shall have the meaning specified in Section 5.3.
          “Closing” shall have the meaning specified in Section 2.4.
          “Closing Date” shall have the meaning specified in Section 2.4.
          “Closing Agreement” shall have the meaning specified in Section 8.2(h).
          “Code” shall mean the Internal Revenue Code of 1986, as amended, and, as the context requires, the Treasury regulations promulgated thereunder.
          “Confidentiality Agreement” shall mean the Confidentiality Agreement, dated May 15, 2008, between Walter and Hanover.
          “Contract” shall mean any written loan or credit agreement, note, bond, debenture, indenture, mortgage, guarantee, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, employee benefit plan or practice or other binding agreement, obligation, arrangement, understanding or commitment.
          “Current Spinco Employee” shall have the meaning specified in Section 2.9(b).
          “Delaware Certificate of Merger” shall have the meaning specified in Section 2.5.
          “Delaware Secretary of State” shall have the meaning specified in Section 2.5.
          “Disclosure Letters” shall mean, collectively, the Walter Disclosure Letter, the Spinco Disclosure Letter and the Hanover Disclosure Letter.
          “Distribution” shall have the meaning set forth in the Recitals hereto.
          “Distribution Certificate” shall have the meaning specified in Section 2.1(a).
          “Distribution Date” shall mean the date and time that the Distribution shall become effective.
          “DLLCA” shall mean the Delaware Limited Liability Company Act.

          “Effective Time” shall have the meaning specified in Section 2.5.
          “Environmental Claim” shall mean any claim, action, notice, letter, demand or request for information (in each case in writing) by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from any violation of Environmental Law or the release, emission, discharge, presence or disposal of any Hazardous Material at any location.
          “Environmental Law” shall mean any and all foreign, federal, state or local statute, rule, regulation or ordinance, as well as any order, decree, determination, judgment or injunction issued, promulgated, approved or entered thereunder by any Governmental Authority, including requirements of common law, relating to pollution or the protection, cleanup or restoration of the environment, or to the protection of human health as relating to exposure to any Hazardous Material, including the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation, and Liability Act and the Federal Toxic Substances Control Act.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” shall mean, with respect to any Person, any other Person or any trade or business, whether or not incorporated, that, together with such first Person would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.
          “Exchange Agent” shall have the meaning specified in Section 2.1(a).
          “Exchange Agreements” shall have the meaning specified in the Preamble hereof.
          “Exchange Fund” shall have the meaning specified in Section 2.8(a).
          “Exchange Share Issuance” shall have the meaning specified in Section 5.18.
          “Executed Transaction Agreements” shall have the meaning specified in the Preamble hereof.
          “Exercisable Options” shall mean any Hanover Options outstanding immediately prior to the Effective Time, whether then vested and exercisable or not, that, immediately following the Effective Time and after conversion into a Newco Option pursuant to Section 2.9(a) hereof, would be exercisable at an exercise price less than the estimated fair market value (as reasonably determined by Spinco and Walter prior to the Effective Time) of the shares of common stock of the Surviving Corporation that would be issued to the holders of such Newco Options upon such exercise.

          “GAAP” shall mean United States generally accepted accounting principles consistently applied throughout the relevant periods.
          “Governmental Authority” shall mean any nation or government or any agency, public of regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, tribal, provincial, state, regional, local or municipal.
          “Hanover” shall have the meaning specified in the Preamble hereof.
          “Hanover Acquisition Agreement” shall mean a letter of intent, agreement in principle, acquisition agreement, exclusivity agreement or other document or agreement related to any Hanover Acquisition Proposal.
          “Hanover Acquisition Proposal” shall mean, other than in connection with the Merger or as otherwise specifically contemplated by this Agreement, any inquiry, proposal or offer relating to (i) any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction or series of related transactions directly or indirectly involving Hanover or any of its Subsidiaries other than the Merger; (ii) any sale, lease, exchange, transfer or other disposition (including by way of merger, consolidation or exchange), in a single transaction or a series of related transactions, of the assets of Hanover or any of its Subsidiaries constituting 10% or more of the consolidated assets of Hanover or accounting for 10% or more of the consolidated revenues of Hanover; (iii) any tender offer, exchange offer or similar transactions or series of related transactions made by any Person directly or indirectly involving Hanover Common Stock or the common stock of any Subsidiary of Hanover constituting 5% or more of Hanover’s common stock or the common stock of any Subsidiary of Hanover; (iv) the acquisition by any Person (other than Walter or any of its Affiliates) of beneficial ownership (as determined pursuant to Rule 13d-3 of the Exchange Act) or the formation of any group (as defined in Section 13(d) of the Exchange Act) to acquire beneficial ownership (as determined pursuant to Rule 13d-3 of the Exchange Act) of 5% or more of Hanover’s common stock or the common stock of any Subsidiary of Hanover; or (v) any other substantially similar transaction or series of related transactions that would reasonably be expected to result in the acquisition of a controlling interest in Hanover, or that would be inconsistent in any material respect with, or hinder or delay in any material respect the consummation of, the transactions contemplated by, or otherwise defeat in any material respect the purpose of, the Merger Agreement or the other Executed Transaction Agreements.
          “Hanover Benefit Plans” shall have the meaning specified in Section 5.13(a).
          “Hanover Board Recommendation” shall have the meaning specified in Section 5.18.
          “Hanover Common Stock” shall mean the common stock, par value $0.01 per share, of Hanover.
          “Hanover Disclosure Letter” shall mean the Disclosure Letter prepared and delivered by Hanover to Walter and Spinco prior to the execution of this Agreement.

          “Hanover Employee” shall have the meaning specified in Section 5.13(a).
          “Hanover Options” shall have the meaning specified in Section 2.9(a).
          “Hanover Preferred Stock” shall have the meaning specified in Section 5.2(a).
          “Hanover Rights” shall have the meaning specified in Section 6.2(p).
          “Hanover SEC Documents” shall have the meaning specified in Section 5.5.
          “Hanover Stock Plans” shall have the meaning specified in Section 2.9(a).
          “Hanover Stockholders Meeting” shall have the meaning specified in Section 6.3(b).
          “Hanover Stockholder Shares” shall mean the shares of common stock of the Surviving Corporation (i) held immediately following the Effective Time by the holders of Hanover Common Stock (including Hanover Common Stock issued in the Exchange Share Issuance) immediately prior to the Effective Time and (ii) that would be issuable to the holders of Exercisable Options if exercised immediately following the Effective Time.
          “Hanover Termination Fee” shall have the meaning specified in Section 9.3(a)(i).
          “Hanover Voting Debt” shall have the meaning specified in Section 5.2(a).
          “Hazardous Material” shall mean chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, medical waste, toxic substances, petroleum and petroleum products and by-products, asbestos-containing materials, PCBs, and any other chemicals, pollutants, substances or wastes, in each case regulated, or that could result in liability, under Environmental Law.
          “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          “Initial Submission(s)” shall have the meaning specified in Section 5.12(n).
          “Intellectual Property” shall mean all intellectual property rights of any nature or forms of protection of a similar nature or having equivalent or similar effect to any of these, including all: (i) patents, inventions, discoveries, processes, designs, techniques, developments, technology, algorithms, models, formulae, improvements and know-how, (ii) copyrightable works (including Software); (iii) trademarks, service marks, trade names, service names, brand names, corporate names, domain names, logos, trade dress or other source indicators and all goodwill associated therewith; (iv) trade secrets and proprietary or confidential information and content; and (v) all registrations, applications, divisions, provisionals, continuations, continuations-in-part, re-issues, re-examinations, renewals or equivalent rights and all international and foreign counterparts thereto.
          “IRS” shall mean the U.S. Internal Revenue Service.

          “IRS Ruling” shall have the meaning specified in Section 7.4(f).
          “Knowledge” shall mean (i) when used with respect to Spinco, the actual knowledge of Mark O’Brien, Charles Cauthen, Joseph Troy and Kimberly Perez and (ii) when used with respect to Hanover, the actual knowledge of John Burchett, Irma Tavares and Harold McElraft.
          “Law” means applicable statutes, common laws, rules, regulations, codes, licensing requirements, judgments, injunctions, writs, decrees, Licenses, governmental guidelines, standards or interpretations having the force of law, rules and bylaws, in each case, of or administered by a Governmental Authority.
          “License Agreement” shall have the meaning specified in the Recitals hereto.
          “Licenses” shall mean any license, ordinance, authorization, permit, certificate, easement, variance, exemption, consent, order, franchise or approval from any Governmental Authority, domestic or foreign.
          “Lien” shall mean, with respect to any property or asset, any mortgage, easement, lien, pledge (including any negative pledge), charge, option, right of first or last refusal or offer, security interest or encumbrance of any kind in respect of such property or asset.
          “Material Adverse Effect,” with respect to any Person, shall mean any change, effect or circumstance that is materially adverse to the business, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole, or on the ability of such Person to perform its obligations hereunder or under the Executed Transaction Agreements, excluding any such effect to the extent resulting from or arising in connection with (i) changes or conditions generally affecting the industries or segments in which such Person operates or (ii) changes in general economic, market or political conditions which, in the case of (i) or (ii), is not specifically related to, or does not have a materially disproportionate effect (relative to other industry participants) on, such Person, (iii) events adverse to such Person that occurred and were publicly disclosed or were disclosed in writing to the other Parties hereto, prior to the date hereof or are contemplated by any of this Agreement and the Executed Transaction Agreements, or (iv) actions taken or not taken with the express prior written consent of Walter or Spinco, in the case of Hanover, or Hanover, in the case of Walter or Spinco. When used with respect to Spinco, such term, unless otherwise provided herein, shall refer to Spinco after giving effect to the Distribution.
          “Material Software” shall have the meaning specified in Section 5.15(b).
          “Merger” shall have the meaning specified in the Recitals hereto.
          “Merger Share Issuance” shall have the meaning specified in Section 5.18.
          “MGCL” shall mean the Maryland General Corporation Law.
          “Maryland Articles of Merger” shall have the meaning specified in Section 2.5.

          “Newco Option” shall have the meaning specified in Section 2.9(a).
          “Parties” shall have the meaning specified in the Preamble hereto.
          “Party” shall have the meaning specified in the Preamble hereto.
          “past practice” when used with respect to Walter and Spinco shall mean, unless otherwise specified, the past practice of the Spinco Business.
          “PBGC” shall mean the Pension Benefit Guaranty Corporation.
          “Person” shall mean a natural person, corporation, limited liability company, partnership, limited partnership or other entity, including a Governmental Authority.
          “Plan Amendment” shall have the meaning specified in Section 5.18.
          “Proxy Statement/Prospectus” shall mean the proxy statement/prospectus to be distributed to the Hanover stockholders and the Walter stockholders in connection with the Merger and the transactions contemplated by this Agreement, including any preliminary proxy statement/prospectus or definitive proxy statement/prospectus filed with the SEC in accordance with the terms and provisions hereof and prepared in accordance with applicable Law. The Proxy Statement/Prospectus shall constitute a part of the Registration Statement.
          “Record Date” shall have the meaning specified in Section 6.3(b).
          “Registration Statement” shall mean the Registration Statement on Form S-4 to be filed by Hanover with the SEC to effect the registration under the Securities Act of the issuance of shares of Hanover Common Stock to holders of Spinco Interests pursuant to the Merger and prepared in accordance with applicable Law.
          “REIT Asset Credit Facility” shall have the meaning specified in the Recitals.
          “REIT Determination” shall have the meaning specified in Section 8.2(h).
          “Requisite Approvals” shall have the meaning specified in Section 5.19.
          “Requisite Exchange Approval” shall have the meaning specified in Section 5.19.
          “Requisite Charter Approval” shall have the meaning specified in Section 5.19.
          “Requisite Merger Approval” shall have the meaning specified in Section 5.19.
          “Requisite Plan Amendment Approval” shall have the meaning specified in Section 5.19.
          “RSUs” shall have the meaning specified in Section 2.9(d).

          “Ruling” means any award, decision, injunction, decree, stipulation, settlement, determination, writ, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by or pursuant to any Governmental Authority or arbitrator.
          “SDAT” shall mean the State Department of Assessments and Taxation of Maryland.
          “SEC” shall mean the U.S. Securities and Exchange Commission.
          “Securities Act” shall mean the Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.
          “Software” shall mean software, applications, code, databases, systems, networks, documentation, websites and related items.
          “Spinco” shall have the meaning specified in the Preamble hereof.
          “Spinco Assets” shall mean any and all of the assets, properties, goodwill and rights of the Spinco Retained Subsidiaries, wherever located, relating primarily to or used primarily in the Spinco Business as of the Distribution Date
          “Spinco Benefit Plans” shall have the meaning specified in Section 4.12(a).
          “Spinco Business” shall mean the business currently conducted by each of the Spinco Retained Subsidiaries.
          “Spinco Disclosure Letter” shall mean the Disclosure Letter prepared and delivered by Spinco to Hanover prior to the execution of this Agreement.
          “Spinco Employee” shall have the meaning specified in Section 4.12(a).
          “Spinco Interest Holders” shall have the meaning specified in Section 2.9(d).
          “Spinco Interests” shall have the meaning set forth in the Recitals hereto.
          “Spinco LTIP” shall have the meaning specified in Section 2.9(d).
          “Spinco Option” shall have the meaning specified in Section 2.9(d).
          “Spinco Retained Subsidiaries” shall mean all direct and indirect Subsidiaries of Spinco immediately after the Distribution, which shall include each of the entities set forth on Section 4.1 of the Spinco Disclosure Letter.
          “Spinco Retained Subsidiaries Financial Statements” shall have the meaning specified in Section 4.4.
          “Spinco Voting Debt” shall have the meaning specified in Section 4.2(a).

          “Stockholder Protection Rights Agreement” shall mean the Stockholder Protection Rights Agreement, dated as of April 11, 2000, between Hanover and State Street Bank and Trust Company, as amended September 26, 2001, by and among Hanover, State Street Bank and Trust Company and EquiServe Trust Company, N.A., as amended June 10, 2002, by and between Hanover and EquiServe Trust Company, N.A. and as amended September 30, 2008, by and between Hanover and Computershare Trust Company, N.A.
          “Subsidiaries” shall mean, with respect to any Person, another Person (i) of which 50% or more of the capital stock, voting securities, other voting ownership or voting partnership interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or other entity (or, if there are no such voting interests, 50% or more of the equity interests) are owned or controlled, directly or indirectly, by such first Person or (ii) of which such first Person is a general partner.
          “Superior Proposal” shall mean a written Hanover Acquisition Proposal from a third-party that is not obtained in violation of Section 6.4(a) hereof for a majority of the voting power of Hanover or a majority of the assets of Hanover and its Subsidiaries, taken as a whole, and which the Board of Directors of Hanover determines in good faith would, if consummated, result in a transaction that is more favorable from a financial point of view to the holders of Hanover Common Stock than the transactions contemplated hereby (including any proposed alterations of the terms hereof submitted by Walter and Spinco in response to such Superior Proposal) (x) after receiving the advice of its financial advisor (which shall be Keefe Bruyette & Woods, Inc. or another nationally recognized investment banking firm), (y) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to the terms herein) and (z) after taking into account all appropriate legal (with advice of outside counsel), financial (including the financing terms of any such proposal), regulatory or other aspects of such proposal, including the identity of the Person making the proposal.
          “Surviving Corporation” shall have the meaning specified in Section 2.1(b).
          “Tax” or “Taxes” shall mean any foreign or U.S. federal, state, local or municipal taxes, charges, fees, levies, imposts, duties, or other assessments of a similar nature, including, income, alternative or add-on minimum, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, Social Security, unemployment, disability, ad valorem, estimated, highway use, commercial rent, capital stock, paid up capital, recording, registration, property, real property gains, value added, business license, custom duties, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any taxing authority including any interest, additions to tax, or penalties applicable thereto.
          “Tax Return” shall mean any return, declaration, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any amendment thereto.
          “Termination Date” shall have the meaning specified in Section 9.1(b)(i).
          “Voting Agreement” shall have the meaning specified in the Recitals hereto.

          “Walter” shall have the meaning specified in the Preamble hereto.
          “Walter Common Stock” shall have the meaning set forth in the Recitals hereto.
          “Walter Disclosure Letter” shall mean the Disclosure Letter prepared and delivered by Walter to Hanover prior to the execution of this Agreement.
          “Walter Employee” shall have the meaning specified in Section 2.9(b).
          “Walter Exchange Ratio” shall have the meaning specified in Section 2.9(c).
          “Walter Option” shall have the meaning specified in Section 2.9(b).
          “Walter Record Date” shall mean the close of business on the date to be determined by the Board of Directors of Walter as the record date for determining stockholders of Walter entitled to receive the Distribution.
          “Walter SEC Documents” shall have the meaning specified in Section 3.4(a).
          “Walter Stock Plans” shall have the meaning specified in Section 2.9(b).
          “Walter Termination Fee” shall have the meaning specified in Section 9.3(b).
          “WARN” shall have the meaning specified in Section 4.13(a).
ARTICLE 2
THE MERGER
          2.1 Distribution and Merger. (a) Prior to the Effective Time, on the Closing Date, Walter and Spinco shall, subject to Section 6.7 hereof, on behalf of and as agent for holders as of the Walter Record Date of Walter Common Stock, effect the Distribution and deliver or cause to be delivered, to such bank or trust company as shall be selected by Walter and be reasonably acceptable to Hanover (the “Exchange Agent”), a certificate (the “Distribution Certificate”) representing that number of Spinco Interests that is equal to the number of shares of Walter Common Stock that are outstanding as of the Walter Record Date (other than treasury shares, if any). Until the Effective Time, the Exchange Agent shall hold the Spinco Interests represented by the Distribution Certificate on behalf of and as agent for holders as of the Walter Record Date of Walter Common Stock. Until the Effective Time, the Spinco Interests represented by the Distribution Certificate shall not be transferred and the Exchange Agent shall not deliver any Spinco Interests represented by the Distribution Certificate to any stockholder of Walter.
          (b) Upon the terms and subject to the conditions of this Agreement, and in accordance with the MGCL and the DLLCA, at the Effective Time: (i) Spinco shall be merged into Hanover, the separate existence of Spinco shall cease and Hanover shall continue as the surviving corporation (referred to herein as the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Spinco in accordance with the MGCL and the DLLCA and (ii) the charter of Hanover and bylaws of Hanover as in effect immediately prior to the Effective Time shall be the charter and bylaws of the Surviving Corporation in effect immediately following the Effective Time, which, in accordance with Section 7.12, shall be the Amended and Restated Charter and the Amended and Restated Bylaws, respectively.
          (c) From and after the Effective Time, the directors of the Surviving Corporation shall be divided equally (or as nearly as possible) into approximately three classes and shall consist of seven directors. One director of the Surviving Corporation, John Burchett, has been designated by Hanover. Six directors of the Surviving Corporation, and the class of each director of the Surviving Corporation from and after the Effective Time (including the director designated by Hanover), shall be designated by Spinco, in its sole discretion, prior to the Effective Time by providing written notice thereof to Hanover, and in any event no later than such time as would reasonably be required for Hanover to include such designations in the Proxy Statement/Prospectus. Spinco may change in its sole discretion any or all of its six designees at any time prior to the Effective Time by providing written notice thereof to Hanover. Hanover may change its designee prior to the Effective Time with the prior written consent of Spinco, which shall not be unreasonably withheld or delayed. The officers of Spinco immediately prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation; provided that John Burchett and Irma Tavares will serve as senior officers of the Surviving Corporation or one or more of its Subsidiaries after the Effective Time. Such directors and officers shall serve until the expiration of their respective terms of office and until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s charter and bylaws.
          (d) From and after the Effective Time, the Surviving Corporation’s executive headquarters will be located in Tampa, Florida.
          (e) Immediately following the Effective Time, Hanover’s name shall be Walter Investment Management Corporation.
          (f) The Merger shall have the effects set forth in this Article 2 and the applicable provisions of the DLLCA and the MGCL.
          2.2 Effect on Stock and Limited Liability Company Interests. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any stock of Hanover or limited liability company interests in Spinco:
          (a) Each of the Spinco Interests outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive a number of fully paid and nonassessable shares of the Surviving Corporation’s common stock equal to the quotient of (i) (x) the Aggregate Merger Share Issuance minus (y) the aggregate number of shares of the Surviving Corporation’s common stock issuable upon the settlement of all of the RSU’s to be issued to the holders of Spinco Options immediately prior to the Effective Time who are listed on Section 2.9(d)(i) of the Spinco Disclosure Letter divided by (ii) the aggregate number of Spinco Interests outstanding immediately prior to the Effective Time of the Merger.

          (b) Each share of Hanover Common Stock issued and outstanding immediately prior to the Effective Time (including the shares of Hanover Common Stock issued pursuant to the Exchange Share Issuance) shall be combined into fully paid and non-assessable shares of common stock of the Surviving Corporation at a rate of 50 shares of Hanover Common Stock for every one share of common stock of the Surviving Corporation.
          (c) Notwithstanding the foregoing Sections 2.2(a) and 2.2(b), such provisions shall be modified to the extent necessary to ensure that, immediately following the Effective Time, (i) 1.5% of the Adjusted Outstanding Surviving Corporation Shares shall be Hanover Stockholder Shares and (ii) 98.5% of the Adjusted Outstanding Surviving Corporation Shares shall be (x) held by the Spinco Interest Holders or (y) reserved for future issuance in settlement of all RSUs to be issued to holders of Spinco Options immediately prior to the Effective Time who are listed on Section 2.9(d)(i) of the Spinco Disclosure Letter; provided that if Hanover makes distributions or dividends in accordance with Section 6.2(b)(i)(B), the relative ownership of the Adjusted Outstanding Surviving Corporation Shares described in this Section 2.2(c) shall be adjusted in accordance with Section 6.2(b)(i)(B).
          (d) No dissenting shareholders’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby.
          2.3 Cancellation of Stock. Each Spinco Interest issued and outstanding immediately prior to the Effective Time, when converted in accordance with Section 2.2, shall no longer be outstanding and shall automatically be canceled and shall cease to exist. Each holder of shares of Walter Common Stock as of the Walter Record Date shall cease to have any rights with respect to such Spinco Interests, except the right to receive the shares of common stock of the Surviving Corporation to which such holder is entitled pursuant to Section 2.2, the amount of dividends or other distributions thereon with a record date after the Effective Time and a payment date prior to the delivery of such shares by the Exchange Agent and any cash in lieu of fractional shares of common stock of the Surviving Corporation payable in accordance with Section 2.8(d), without interest.
          2.4 Closing. Unless the transactions herein contemplated shall have been abandoned and this Agreement terminated pursuant to Section 9.1, the closing of the Merger and the other transactions contemplated hereby (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, as promptly as practicable after the later to occur of (i) January 1, 2009, and (ii) the last of the conditions set forth in Article 8 is satisfied or waived (except for those conditions that, by the express terms thereof, are not capable of being satisfied until the Effective Time, but subject to the satisfaction or waiver of those conditions) (the “Closing Date”), or at such other time and place as Walter and Hanover shall agree in writing.
          2.5 Effective Time. Upon the terms and subject to the conditions of this Agreement, as soon as practicable at or after the Closing, (i) a certificate of merger or other appropriate documents (in any such case, the “Delaware Certificate of Merger”) shall be filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) with respect to the Merger, in such form as is required by, and executed in accordance with, the applicable provisions of the DLLCA, (ii) articles of merger or other appropriate documents (in any such case, the “Maryland Articles of Merger”) shall be filed with the SDAT with respect to the Merger, in such form as is required by, and executed in accordance with, the applicable provisions of the MGCL and (iii) all other filings or recordings required under the MGCL and the DLLCA, in each case necessary to effect the Merger shall be made. The Merger shall become effective at the time of filing of the Delaware Certificate of Merger with the Delaware Secretary of State in accordance with the DLLCA and upon the filing and acceptance for record by the SDAT of the Maryland Articles of Merger in accordance with the MGCL, or at such later time as the parties hereto may agree and as is provided in the Delaware Certificate of Merger and the Maryland Articles of Merger that is not more than 30 days after the acceptance of the Maryland Articles of Merger for record by the SDAT. The date and time at which the Merger shall so become effective is herein referred to as the “Effective Time.”
          2.6 Effects of the Merger. The Merger shall have the effects set forth in Section 3-114 of the MGCL and Section 18-209 of the DLLCA.
          2.7 Closing of Transfer Books. From and after the Effective Time, the unit transfer books of Spinco shall be closed and no transfer shall be made of any interests in Spinco that were outstanding immediately prior to the Effective Time.
          2.8 Exchange of Certificates. (a) Exchange Agent. As soon as practicable after the Effective Time (but no later than five (5) business days after the Closing Date), the Surviving Corporation shall deposit with the Exchange Agent, for the benefit of the Walter stockholders as of the Walter Record Date and for the purpose of exchanging the Distribution Certificate for that number of shares of common stock of the Surviving Corporation that is to be issued in the Merger in accordance with this Article 2, the shares of common stock of the Surviving Corporation (such shares of common stock of the Surviving Corporation, together with any dividends or distributions thereon having a record date after the Effective Time and a payment date prior to the delivery of such shares by the Exchange Agent and any cash in lieu of fractional shares of common stock of the Surviving Corporation payable in accordance with Section 2.8(d), being hereinafter referred to as the “Exchange Fund”) issuable pursuant to Section 2.2 in exchange for outstanding Spinco Interests. The Exchange Agent shall, pursuant to irrevocable instructions, deliver to the Walter stockholders as of the Walter Record Date the shares of common stock of the Surviving Corporation contemplated to be issued pursuant to Section 2.2 from the shares of stock held in the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Surviving Corporation shall deliver all such dividends referred to above to the Exchange Agent. Walter stockholders shall not be entitled to receive interest on any funds in the Exchange Fund.
          (b) Exchange Procedures. As promptly as practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail or deliver to the Walter stockholders as of the Walter Record Date (i) the number of whole shares of common stock of the Surviving Corporation that such holder has the right to receive pursuant to this Article 2 (and cash in lieu of any fractional shares of common stock of the Surviving Corporation, as contemplated by Section 2.8(d)) and (ii) the amount of dividends and other distributions, if any, with a record date after the Effective Time which theretofore became payable with respect to such shares of common stock of the Surviving Corporation, and the Distribution Certificate shall forthwith be cancelled. The Surviving Corporation shall be entitled, and may instruct the

Exchange Agent, to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts required to be deducted and withheld with respect to the making of such payments under the Code or any provision of U.S., state or local or foreign tax Law. Any withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Walter stockholder.
          (c) No Further Ownership Rights in Spinco Interests. All shares of common stock of the Surviving Corporation issued pursuant to Sections 2.8(a) and (b) and any cash paid pursuant to Section 2.8(d) shall be deemed to have been issued in full satisfaction of all rights pertaining to the Spinco Interests that were converted in the Merger in accordance with Section 2.2.
          (d) No Fractional Shares. Notwithstanding anything herein to the contrary, no certificate or scrip representing fractional shares of common stock of the Surviving Corporation shall be issued in the Merger, and, to the extent the Merger would otherwise result in any Walter stockholder as of the Walter Record Date or any holder of Hanover Common Stock immediately before the Effective Time being entitled to receive a fractional share of common stock of the Surviving Corporation, such fractional share interests will not entitle any such stockholder to vote or to any rights as a stockholder of the Surviving Corporation. All fractional interests in common stock of the Surviving Corporation that would otherwise be issuable as a result of the Merger shall be aggregated and, if a fractional interest results from such aggregation, the holder otherwise entitled thereto shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying (i) the closing sale price per share of Hanover Common Stock on the AMEX (or, if Hanover Common Stock is not then listed on the AMEX, on Pink OTC Markets’ Pink Quote inter-dealer quotation service, the OTC Bulletin Board, or a comparable over-the-counter securities electronic quotation service, as contemplated by Section 7.2(b)) on the business day preceding the Effective Time, if the stock is being traded on such date, appropriately adjusted to take into account any reverse stock split or similar transaction consummated following such date and prior to the Effective Time, or, if the stock is not being traded on such date, the closing sale price per share of common stock of the Surviving Corporation on the AMEX (or, if Hanover Common Stock is not then listed on the AMEX, on Pink OTC Markets’ Pink Quote inter-dealer quotation service, the OTC Bulletin Board, or a comparable over-the-counter securities electronic quotation service, as contemplated by Section 7.2(b)) on the first business day that such stock is traded, by (ii) the fraction of a share of common stock of the Surviving Corporation to which such holder would otherwise have been entitled. The Surviving Corporation shall timely make available to the Exchange Agent any cash necessary to make payments in lieu of fractional shares as aforesaid. Alternatively, the Surviving Corporation shall have the option of instructing the Exchange Agent to aggregate all fractional interests in common stock of the Surviving Corporation resulting from the Merger, sell shares representing such aggregate interests in the public market and distribute to the Walter stockholders as of the Walter Record Date who otherwise would have been entitled to fractional shares a pro rata portion of the proceeds of such sale.
          (e) Termination of Exchange Fund. Any portion of the Exchange Fund and any cash in lieu of fractional shares of common stock of the Surviving Corporation made available to the Exchange Agent that remains undistributed on the one-year anniversary of the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any Walter stockholder as of the Walter Record Date and any holder of the Hanover Common Stock shall thereafter look only to the Surviving Corporation for payment of such claim for common stock of the Surviving Corporation and any cash in lieu of fractional shares of common stock of the Surviving Corporation and any dividends or distributions with respect to common stock of the Surviving Corporation.
          (f) No Liability. Neither Hanover nor the Surviving Corporation shall be liable to any Walter stockholder as of the Walter Record Date or any holder of shares of Hanover Common Stock or common stock of the Surviving Corporation for shares of common stock of the Surviving Corporation (or dividends or distributions with respect thereto or with respect to Spinco Interests) or cash in lieu of fractional shares of common stock of the Surviving Corporation delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
          2.9 Employee Stock Options and Other Equity Awards. (a) In accordance with the terms of the Hanover 1999 Equity Incentive Plan and the Hanover 1997 Executive and Non-Employee Director Stock Option Plan (collectively, the “Hanover Stock Plans”), the Board of Directors (or any committee thereof) of Hanover shall take any action necessary to ensure that each outstanding option to acquire shares of Hanover Common Stock, whether or not exercisable (a “Hanover Option”) (i) shall be appropriately adjusted to reflect the occurrence of the transactions contemplated hereby (each option to acquire a share of common stock of the Surviving Corporation, a “Newco Option”) and (ii) to the extent unexercisable as of the Effective Time, shall, as a result of the transactions contemplated by this Agreement, become vested or exercisable. With respect to each other outstanding incentive award denominated in or related to Hanover Common Stock, whether or not exercisable, granted to a Hanover Employee under the Hanover Stock Plans, such awards (i) shall be similarly adjusted to reflect the occurrence of the transactions contemplated by this Agreement and (ii) to the extent unexercisable as of the Effective Time, shall, as a result of the transactions contemplated by this Agreement, become vested or exercisable.
          (b) In accordance with the terms of the 2002 Long-Term Incentive Award Plan and the 1995 Long-Term Incentive Award Plan and any other stock option or stock incentive compensation plan maintained by Walter for its employees, officers or directors (a “Walter Employee”), as each such plan has from time to time been amended (collectively, the “Walter Stock Plans”), each outstanding option to acquire shares of Walter Common Stock, whether or not exercisable (each, a “Walter Option”), granted to a Spinco Employee who is employed by Spinco as of the Effective Time (each a “Current Spinco Employee”) (x) shall be appropriately adjusted into a Newco Option and (y) to the extent unexercisable as of the Effective Time, shall not, as a result of the transactions contemplated by this Agreement, become vested or exercisable. With respect to each other outstanding incentive award denominated in or related to Walter Common Stock, whether or not exercisable, granted to a Current Spinco Employee under the Walter Stock Plans, such awards (i) shall be similarly adjusted to reflect the occurrence of the transactions contemplated by this Agreement and (ii) to the extent unexercisable as of the Effective Time, shall not, as a result of the transactions contemplated by this Agreement, become vested or exercisable.

          (c) All Walter Options held by the Current Spinco Employees to be adjusted pursuant to Section 2.9(b) shall be converted into a right to acquire, on the same terms and conditions as were applicable to such Walter Options prior to the Effective Time:
          (i) that number of shares of common stock of the Surviving Corporation determined by multiplying the number of shares of Walter Common Stock subject to such Walter Options by the Walter Exchange Ratio (defined below), rounded down, if necessary, to a whole share of common stock of the Surviving Corporation,
          (ii) at a price per share (rounded up, if necessary, to the nearest whole penny) equal to the per share exercise price specified in such Walter Option divided by the Walter Exchange Ratio.
          For purposes of this Section 2.9(c), the Walter Exchange Ratio shall mean a fraction, the numerator of which shall be the fair market value (as defined in the Walter Stock Plans) in dollars per share of Walter Common Stock immediately prior to the Effective Time and the denominator of which shall be the value in dollars per share of common stock of the Surviving Corporation immediately after the Effective Time.
          (d) Each outstanding award to acquire Spinco Interests, whether or not exercisable (each a “Spinco Option”), granted under the 2007 Long-Term Incentive Award Plan of JWH Holding Company, LLC (the “Spinco LTIP”) shall, as of the Effective Time, by action of Spinco, be replaced (except for Spinco Options the treatment of which in the Merger is hereafter separately agreed to by Spinco and the holder of such Spinco Options, which Spinco Options shall be treated as so agreed, provided that such treatment does not involve the issuance by the Surviving Corporation of any consideration that results in Hanover Stockholder Shares representing less than 1.5% of the Adjusted Outstanding Surviving Corporation Shares) with an equity award denominated in common stock of the Surviving Corporation and appropriately adjusted to reflect the occurrence of the transactions contemplated by this Agreement; provided, that such equity award shall not result in the total number of Hanover Stockholder Shares representing less than 1.5% of the Adjusted Outstanding Surviving Corporation Shares immediately following the Effective Time.
          Notwithstanding anything to the contrary in the foregoing, it is acknowledged and agreed that Spinco and the holders of Spinco Options who are listed on Section 2.9(d)(i) of the Spinco Disclosure Letter may agree separately that, as of the Effective Time, by action of Spinco, their Spinco Options shall be cancelled and cease to be outstanding. In consideration for their efforts in connection with the contemplated transactions and for no consideration being paid with respect to the cancellation of their Spinco Options, such holders shall be entitled to receive from the Surviving Corporation as soon as practicable after the Effective Time an aggregate number of restricted stock units that corresponds to notional shares of common stock of the Surviving Corporation (the “RSUs”). The number of RSUs shall be determined by multiplying (a) (x) the total number of shares of common stock of the Surviving Corporation that, absent such grant of RSUs, would be held by the holders of Spinco Interests immediately following the Effective Time (“Spinco Interest Holders”) and (y) the Hanover Stockholder Shares, by (b) 0.03333. For the avoidance of doubt, and as contemplated in Section 2.2(a)(i) hereof, such number of RSUs (and the shares of common stock of the Surviving Corporation used to settle such RSUs) shall reduce the number of shares of common stock of the Surviving Corporation that would otherwise be payable to Spinco Interest Holders immediately following the Effective Time, but shall not reduce the number of Hanover Stockholder Shares. Each such RSU shall be paid out with a single share of common stock of the Surviving Corporation no earlier than the third anniversary of the Effective Date. The details of the payment of the RSUs and the shares of the common stock of the Surviving Corporation shall be as specified on Section 2.9(d)(ii) of the Spinco Disclosure Letter.
          (e) As soon as practicable after the Effective Time, Surviving Corporation shall deliver to the holders of Newco Options or other outstanding awards denominated in or related to common stock of the Surviving Corporation (pursuant to the terms and conditions of this Section 2.9) appropriate notices setting forth such holders’ rights thereunder (which, for the avoidance of doubt, shall have the same terms and conditions applicable to those awards prior to the Effective Time, except for such adjustments and changes permitted under the terms of the applicable plans to effectuate the provisions of this Agreement).
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF WALTER
          Except (i) as set forth in the Walter Disclosure Letter (it being agreed that, except as otherwise expressly provided in the Disclosure Letter, disclosure of any item in any section of a Party’s Disclosure Letter shall be deemed disclosure with respect to any other section to such Party’s Disclosure Letter to which the relevance of such item is reasonably apparent on its face), (ii) as disclosed in the Walter SEC Documents (other than any disclosures included in such filings that are predictive, speculative or forward-looking in nature, including any disclosures in any “Risk Factors” sections thereof) or (iii) as expressly contemplated by the Executed Transaction Agreements, Walter represents and warrants to Hanover as follows:
          3.1 Organization, Qualification, Etc. Walter is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Walter and its Subsidiaries have all requisite corporate power and authority to own, lease and operate the properties owned, leased or operated by the Spinco Business and to carry on the Spinco Business as now being conducted. Each of Walter and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by the Spinco Business, or the nature of the Spinco Business conducted by it, makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.
          3.2 Corporate Authority; No Violation, Etc. Walter has the requisite corporate power and authority to enter into this Agreement and each Executed Transaction Agreement to which Walter is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Walter of this Agreement and each Executed Transaction Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Walter. This Agreement has been duly executed and delivered by Walter and, assuming due authorization, execution and delivery by Hanover and Spinco, constitutes a legal, valid and binding agreement of Walter, enforceable against Walter in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles. Each Executed Transaction Agreement to which Walter is a party has been duly executed and delivered by Walter and, subject to due authorization, execution and delivery thereof by the other parties thereto, constitutes a legal, valid and binding agreement of Walter, enforceable against Walter in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles. None of the execution and delivery by Walter of this Agreement or any Executed Transaction Agreement, the consummation by Walter of the transactions contemplated hereby or thereby or compliance by Walter with any of the provisions hereof or thereof (i) violates or conflicts with any provisions of Walter’s certificate of incorporation or bylaws, (ii) requires any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Authority or any other Person, (iii) results in a default (or an event that, with notice or lapse of time or both, would become a default) or gives rise to any right of termination or buy-out by any third party, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any Contract to which Spinco or any of the Spinco Retained Subsidiaries is a party or by which Spinco or any of the Spinco Retained Subsidiaries or any of the Spinco Assets is or will be bound or affected, (iv) results in the creation of a Lien on any of the Spinco Interests, capital stock of any Spinco Retained Subsidiary or on any of the Spinco Assets or (v) violates or conflicts with any Law applicable to Walter or any of its Subsidiaries (including Spinco and its Subsidiaries), or any of the properties, businesses or assets of any of the foregoing, other than such exceptions in the case of each of clauses (ii), (iii), (iv) and (v) above as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Walter.
          3.3 Brokers or Finders. Except as set forth on Section 3.3 of the Walter Disclosure Letter, no agent, broker, investment banker, financial advisor or other similar Person is or will be entitled, by reason of any agreement, act or statement by Walter or any of its Subsidiaries, directors, officers or employees, to any financial advisory, broker’s, finder’s or similar fee or commission from, to reimbursement of expenses by or to indemnification or contribution by, in each case, Walter, Spinco or any of their respective Subsidiaries in connection with any of the transactions contemplated by this Agreement or the Executed Transaction Agreements.
          3.4 Walter Reports and Financial Statements (a) . (a) As of their respective dates, all reports, prospectuses, forms, schedules, registration statements, proxy statements or information statements required to be filed by Walter under the Securities Act or under the Exchange Act (the “Walter SEC Documents”) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of such Walter SEC Documents when filed contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since January 1, 2007, Walter has timely filed all reports, registration statements and other filings required to be filed with the SEC under the rules and regulations of the SEC. The books and records of Walter and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements. Each of the foregoing representations in this Section 3.4 is made only with respect to information relating to the Spinco Business and with “materiality” being defined by reference to Walter as a whole and not by reference to Spinco or the Spinco Business.
          (b) Each of the consolidated financial statements of Walter and its Subsidiaries included (or incorporated by reference) in the Walter SEC Documents (including the related notes and schedules, where applicable) fairly present (subject, in the case of the unaudited statements, to normal year-end auditing adjustments, none of which are expected to be material in nature or amount), in all material respects, the results of the consolidated operations and changes in stockholders’ equity and cash flows and consolidated financial position of Walter and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such consolidated financial statements (including the related notes and schedules, where applicable) complied, as of the date of filing, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC applicable thereto and each of such financial statements (including the related notes and schedules, where applicable) were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto.
          3.5 No Other Representations and Warranties. Except for the representations and warranties contained in this Article 3 and except for any representations and warranties specifically set forth in the Executed Transaction Agreements, Hanover acknowledges that neither Walter nor any other Person makes any express or implied representation or warranty with respect to Walter and its Subsidiaries or otherwise or with respect to any other information provided to Hanover, whether on behalf of Walter or such other Persons. Neither Walter nor any other Person will have or be subject to any liability or indemnification obligation to Hanover or any other Person to the extent resulting from the distribution to Hanover or Hanover’s use of, any information related to Walter and any other information, document, financial information or projections or material made available to Hanover in certain “data rooms,” management presentations or any other form in connection with the transactions contemplated by this Agreement.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SPINCO
          Except (i) as set forth in the Spinco Disclosure Letter (it being agreed that, except as otherwise expressly provided in the Disclosure Letter, disclosure of any item in any section of a Party’s Disclosure Letter shall be deemed disclosure with respect to any other section to such Party’s Disclosure Letter to which the relevance of such item is reasonably apparent on its face), (ii) as disclosed in the Walter SEC Documents (other than any disclosures included in such filings that are predictive, speculative or forward-looking in nature, including any disclosures in any “Risk Factors” sections thereof) or (iii) as expressly contemplated by the Executed

Transaction Agreements, Spinco represents and warrants to Hanover as follows and in each case after giving effect to the Distribution (unless otherwise explicitly stated):
          4.1 Organization, Qualification, Etc.
          Spinco is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Spinco has or will have at the Effective Time all requisite power and authority to own or lease and operate and use the Spinco Assets and carry on the Spinco Business as presently conducted and is or will be at the Effective Time duly qualified and licensed to do business and is or will be at the Effective Time in good standing in each jurisdiction in which the ownership or leasing of any Spinco Assets or the conduct of the Spinco Business requires such qualification, except for jurisdictions in which the failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco. Each of the Spinco Retained Subsidiaries is or will be at the Effective Time a corporation or (as indicated in Section 4.1 of the Spinco Disclosure Letter) other legal entity duly organized, validly existing and, to the extent such concept or similar concept exists in the relevant jurisdiction, in good standing under the laws of the state or other jurisdiction of its incorporation or other organization, has or will have at the Effective Time all requisite power and authority to own or lease and operate and use its properties and assets and to carry on its business as presently conducted and is or will be duly qualified and licensed to do business and is or will be at the Effective Time in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.
          4.2 Capitalization and Other Matters. (a) The Spinco Interests as of the date hereof consist of one limited liability company interest, which is held by Walter. Immediately following the Distribution, (i) there will be outstanding a number of Spinco Interests equal to the number of shares of Walter Common Stock outstanding as of the Walter Record Date, (ii) no Spinco Interests will be held by Spinco in its treasury and (iii) no bonds, debentures, notes or other indebtedness of Spinco or any of the Spinco Retained Subsidiaries having the right to vote (or convertible into securities having the right to vote) on any matters on which holders of limited liability company interests in Spinco (including Spinco Interests) may vote (“Spinco Voting Debt”) will be issued or outstanding. All outstanding Spinco Interests are, and all Spinco Interests which may be issued will be, when issued, duly authorized, validly issued, fully paid and not subject to preemptive rights. Except as set forth in this Section 4.2, as of the date of this Agreement there are not outstanding (i) any Spinco Interests, Spinco Voting Debt or other voting securities of Spinco, (ii) any securities of Spinco or any of the Spinco Retained Subsidiaries convertible into or exchangeable for Spinco Interests, Spinco Voting Debt or other voting securities of Spinco or (iii) except as specified in Section 2.9 and Section 7.5, any options, warrants, calls, rights (including preemptive rights), commitments or other Contracts (other than this Agreement and the Executed Transaction Agreements) to which Spinco or any of the Spinco Retained Subsidiaries is a party or by which Spinco or any of the Spinco Retained Subsidiaries will be bound obligating Spinco or any of the Spinco Retained Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, or otherwise relating to, Spinco Interests, Spinco Voting Debt or other voting securities of Spinco or any of the Spinco Retained Subsidiaries or obligating Spinco or any of the Spinco Retained Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or Contract. Section 4.2 of the Spinco Disclosure Letter contains a true and complete list of each entity that will be a material Subsidiary of Spinco at the Effective Time, including its jurisdiction of organization, Spinco’s interest therein and a brief description of the principal line or lines of business conducted by each such material Subsidiary. All the issued and outstanding shares of capital stock of, or other equity or voting interests in, each Spinco Retained Subsidiary are owned by Spinco, by another wholly-owned Spinco Retained Subsidiary or by Spinco and another wholly-owned Spinco Retained Subsidiary, free and clear of all Liens and are duly authorized, validly issued, fully paid and nonassessable.
          (b) Except for the Limited Liability Company Agreement of Spinco, there are no stockholder agreements, voting trusts or other Contracts to which Spinco is a party or by which it is bound relating to the voting or transfer of any Spinco Interests. Except for the shares of capital stock of, or other equity interest in, its Subsidiaries, as of the date of this Agreement, Spinco does not own, directly or indirectly, any capital stock of, or other equity interest or voting interests in, any corporation, partnership, joint venture, association, limited liability company or other entity.
          4.3 Authority; No Violation, Etc. Spinco has the requisite limited liability company power and authority to enter into this Agreement and each Executed Transaction Agreement to which Spinco is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Spinco of this Agreement and each such Executed Transaction Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Spinco. This Agreement has been duly executed and delivered by Spinco and, assuming the due authorization, execution and delivery of this Agreement by Hanover and Walter, constitutes a legal, valid and binding agreement of Spinco, enforceable against Spinco in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles. Each Executed Transaction Agreement to which Spinco is a party has been duly executed and delivered by Spinco and, assuming the due authorization, execution and delivery thereof by each of the other parties thereto, constitutes a legal, valid and binding agreement of Spinco, enforceable against Spinco in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles. None of the execution and delivery by Spinco of this Agreement or any Executed Transaction Agreement, the consummation by Spinco of the transactions contemplated hereby or thereby or compliance by Spinco with any of the provisions hereof or thereof (i) violates or conflicts with any provisions of Spinco’s or any Spinco Retained Subsidiary’s organizational documents, (ii) requires any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Authority or any other Person, (iii) results in a default (or an event that, with notice or lapse of time or both, would become a default) or gives rise to any right of termination or buy-out by any third party, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any Contract to which Spinco or any of the Spinco Retained Subsidiaries is a party or by which Spinco or any of the Spinco Retained Subsidiaries or any of the Spinco Assets is bound or affected, (iv) results in the creation of a Lien on any of the Spinco Interests, capital stock of any Spinco Retained Subsidiaries or on any of the Spinco Assets or (v) violates or conflicts with any

Law applicable to Spinco or any of the Spinco Retained Subsidiaries, or any of the properties, businesses or assets of any of the foregoing, other than such exceptions in the case of each of clauses (ii), (iii), (iv) and (v) above as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.
          4.4 Spinco Retained Subsidiaries Financial Statements. Section 4.4 of the Spinco Disclosure Letter sets forth: (a) the unaudited consolidated statement of income of the Spinco Retained Subsidiaries for the six months ended June 30, 2008; and (b) the unaudited consolidated balance sheet of the Spinco Retained Subsidiaries as at June 30, 2008 (collectively, the “Spinco Retained Subsidiaries Financial Statements”). The Spinco Retained Subsidiaries Financial Statements have been prepared from books and records maintained in good faith by Spinco consistent with past practice. The Spinco Retained Subsidiaries Financial Statements (including related footnotes) fairly present, in all material respects, the results of operations and financial position of the Spinco Retained Subsidiaries for such fiscal periods or as of the date therein set forth. The Spinco Retained Subsidiaries Financial Statements (including related footnotes) have been prepared from the financial records of the Spinco Retained Subsidiaries and are consistent with the segment information presented in the consolidated financial statements of Walter in the Walter SEC Documents. As of the Effective Time, Spinco and the Spinco Retained Subsidiaries will own the Spinco Business and the Spinco Assets, as reflected in the Spinco Retained Subsidiaries Financial Statements, with only such changes that have occurred in the ordinary course of business since the date of such statements.
          4.5 Undisclosed Liabilities. Except as set forth in the Spinco Retained Subsidiaries Financial Statements, Spinco and the Spinco Retained Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations incurred in the ordinary course of business since June 30, 2008, (ii) liabilities or obligations not required to be disclosed on a balance sheet prepared in accordance with GAAP or in the notes thereto, (iii) liabilities that have been discharged or paid in full prior to the date hereof in the ordinary course of business consistent with past practice or (iv) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.
          4.6 Absence of Material Adverse Effect. Except (i) as specifically contemplated or permitted by this Agreement or the Executed Transaction Agreements, (ii) as set forth in the Spinco Retained Subsidiaries Financial Statements or (iii) for changes resulting from the announcement of this Agreement or the transactions contemplated hereby, since June 30, 2008, the Spinco Business has been conducted in all material respects in the ordinary course, and there has not been any event that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.
          4.7 Actions; Litigation. (a) No Action against Walter, any of Walter’s Subsidiaries, Spinco, any Spinco Subsidiary or the Spinco Business is pending or, to Spinco’s Knowledge, threatened, except with respect to such Actions the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.

          (b) There is no Ruling against Walter, any of Walter’s Subsidiaries, Spinco, any Spinco Subsidiary or the Spinco Business, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.
          4.8 Licenses; Compliance with Laws. (a) Spinco and the Spinco Retained Subsidiaries hold all Licenses that are required for the conduct of the Spinco Business as currently conducted and are in material compliance with the terms of all such Licenses so held, except, in the case of each of the foregoing, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.
          (b) Except with respect to Environmental Laws, tax matters, employee benefits, and labor matters (which are addressed in Sections 4.10, 4.11, 4.12 and 4.13 respectively), Spinco and the Spinco Retained Subsidiaries are in compliance with all Laws of any Governmental Authority applicable to any of them or their respective operations, except to the extent such noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.
          4.9 Proxy Statement/Prospectus; Registration Statement. None of the information regarding Walter or its Subsidiaries or Spinco or the Spinco Retained Subsidiaries or the Spinco Business provided by Walter or Spinco for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus or the Registration Statement filed by Spinco, if any, will, in the case of the definitive Proxy Statement/Prospectus or any amendment or supplement thereto, at the time of the mailing of the definitive Proxy Statement/Prospectus and any amendment or supplement thereto and at the time of the Hanover Stockholders Meeting, or, in the case of the Registration Statement, at the time it becomes effective, at the time of the Hanover Stockholders Meeting and at the Effective Time, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.
          4.10 Environmental Matters. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco:
          (i) Each of Spinco and the Spinco Retained Subsidiaries has obtained all Licenses under Environmental Laws required for the conduct and operation of the Spinco Business and is in compliance with the terms and conditions contained therein, and is in compliance with all Environmental Laws applicable to the Spinco Business;
          (ii) None of Spinco and the Spinco Retained Subsidiaries is subject to any contractual environmental indemnification obligation regarding the Spinco Business or the Spinco Assets;
          (iii) There are no Environmental Claims pending or, to Spinco’s Knowledge, threatened against Spinco or any of the Spinco Retained Subsidiaries with respect to the Spinco Business;
          (iv) There is no condition on, at or under any property (including the air, soil and ground water) currently or, to Spinco’s Knowledge, formerly owned, leased or used by

Spinco or any of the Spinco Retained Subsidiaries (including off-site waste disposal facilities) or created by Spinco’s or any Spinco Retained Subsidiary’s operations that would create liability for Spinco or any Spinco Retained Subsidiary under applicable Environmental Laws; and
          (v) There are no past or present actions, activities, circumstances, events or incidents (including the release, emission, discharge, presence or disposal of any Hazardous Material) with respect to Spinco or any of the Spinco Retained Subsidiaries that are reasonably expected to form the basis of a claim against Spinco or any of the Spinco Retained Subsidiaries under Environmental Laws or create liability for Spinco or any of the Spinco Retained Subsidiaries under applicable Environmental Laws.
          (b) Notwithstanding any provision of this Agreement to the contrary, this Section 4.10 constitutes the sole and exclusive representations and warranties of Spinco relating to Environmental Laws, Environmental Claims or Hazardous Materials.
          4.11 Tax Matters. (a) (i) All material Tax Returns relating to Spinco, the Spinco Business and the Spinco Retained Subsidiaries required to be filed on or prior to the Closing Date have been timely filed or will be timely filed (including those for which appropriate extensions have been obtained), (ii) all such Tax Returns, to the extent they relate to Spinco, the Spinco Business and the Spinco Retained Subsidiaries, are correct and complete in all material respects, (iii) all material Taxes relating to Spinco, the Spinco Business or any Spinco Retained Subsidiary required to be paid on or prior to the Closing Date have been timely paid or reserved for and (iv) all material Taxes relating to Spinco, the Spinco Business and the Spinco Retained Subsidiaries for any taxable period (or a portion thereof) beginning on or prior to the Closing Date (which are not yet due and payable) are properly provided for in Spinco’s books and records.
          (b) No audits or other administrative proceedings or court proceedings are presently pending with regard to any material Taxes or material Tax Return of Walter, Spinco or any Spinco Retained Subsidiary relating to the Spinco Business as to which any taxing authority has asserted in writing any claim.
          (c) Neither Spinco nor any Spinco Retained Subsidiary (i) is a party to or bound by or has any obligation under any written Tax allocation, sharing or similar agreement or arrangement other than with respect to the group for which Walter is the common parent or (ii) is or has been a member of any consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes (other than groups which include members of the Walter consolidated group).
          (d) Neither Walter, its Subsidiaries, Spinco nor any of the Spinco Retained Subsidiaries has taken any action or knows of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
          4.12 Benefit Plans. (a) Section 4.12(a) of the Spinco Disclosure Letter lists each material “employee benefit plan” (within the meaning of Section 3(3) ERISA), and each severance, change in control or employment plan, program or agreement, and vacation, incentive, bonus, stock option, stock purchase, and restricted stock plan, program or policy sponsored or maintained by Spinco, in which any individual who is currently or has been an officer, director or employee of Spinco (a “Spinco Employee”) participates (collectively, the “Spinco Benefit Plans”).
          (b) The Spinco Benefit Plans are in compliance with all applicable requirements of ERISA, the Code, and other applicable laws and have been administered in all material respects in accordance with their terms and such laws, except where the failure to so comply would not have a Material Adverse Effect. Each Spinco Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code has received a favorable determination letter as to its qualification and no event has occurred or condition is known to exist that would reasonably be expected to adversely affect such qualification.
          (c) There are no pending or, to the Knowledge of Spinco, threatened claims with respect to any Spinco Benefit Plans, other than ordinary and usual claims for benefits by participants and beneficiaries.
          4.13 Labor Matters. (a) (i) Neither Spinco nor any Spinco Retained Subsidiary is a party to, or bound by, any (A) collective bargaining agreement or (B) other Contract with a labor union or labor organization, nor is any such Contract presently being negotiated; (ii) neither Spinco nor any of the Spinco Retained Subsidiaries is the subject of any proceeding asserting that Spinco or any of the Spinco Retained Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor, to Spinco’s Knowledge, is such proceeding threatened; (iii) there is no strike, work stoppage, lockout or other labor dispute involving Spinco or any of the Spinco Retained Subsidiaries pending or, to Spinco’s Knowledge, threatened; (iv) there have been no claims initiated by any labor organization to represent any employees of Spinco not currently represented by a labor organization within the past five years, nor, to Spinco’s Knowledge, are there any campaigns being conducted to solicit cards from employees to authorize representation by any labor organization; and (v) Spinco and the Spinco Retained Subsidiaries are in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN”), and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise.
          (b) Spinco is in compliance in all material respects with all applicable U.S. and non-U.S. laws relating to employment practices, terms and conditions of employment, and the employment of former, current, and prospective employees, independent contractors and “leased employees” (within the meaning of Section 414(n) of the Code) of Spinco including all such U.S. and non-U.S. laws, agreements and contracts relating to wages, hours, collective bargaining, employment discrimination, immigration, disability, civil rights, human rights, fair labor standards, occupational safety and health, workers’ compensation, pay equity, wrongful discharge and violation of the potential rights of such former, current, and prospective employees, independent contractors and leased employees, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.
          4.14 Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco, (i) Spinco or the

Spinco Retained Subsidiaries own all right, title, and interest in or have the valid right to use all the Intellectual Property that is used in the Spinco Business as currently conducted, free of all Liens; (ii) no Action or Ruling is asserted, pending or, to Spinco’s Knowledge, is threatened (including “cease and desist” letters or invitations to take a patent license) against Spinco or any of the Spinco Retained Subsidiaries by any Person with respect to Intellectual Property; (iii) the material Intellectual Property owned by Spinco and the Spinco Retained Subsidiaries is subsisting and unexpired, valid and enforceable, and is not being infringed or violated by any Person; (iv) Spinco and the Spinco Retained Subsidiaries’ conduct of the Spinco Business as currently conducted does not infringe or violate the rights of any Person; (v) Spinco and the Spinco Retained Subsidiaries take all reasonable actions to protect and maintain (x) their Intellectual Property (including any that is confidential in nature) and (y) the security, integrity and continuous and proper operation of their Software (including any data processed or stored therein or transmitted thereby); and (vi) Spinco and the Spinco Retained Subsidiaries have caused all Persons who created, invented or contributed to any material proprietary Intellectual Property to assign in writing to Spinco all of their rights therein that do not vest with Spinco initially by operation of law.
          4.15 Material Contracts. Neither Spinco nor any of the Spinco Retained Subsidiaries is a party to or bound by (a) any “material contract” as defined in Item 601(b)(10) of Regulation S-K of the SEC or any agreement, contract or commitment that would be such a “material contract” but for the exception for contracts entered into in the ordinary course of business or (b) any non-competition agreement or any other agreement or obligation that materially limits or will materially limit Spinco or any of the Spinco Retained Subsidiaries from engaging in the Spinco Business. Except as would not result in a Material Adverse Effect on Spinco, each of the material contracts referred to in the preceding sentence is valid and in full force and effect and neither Spinco nor any of the Spinco Retained Subsidiaries has violated any provisions of, or committed or failed to perform any act that, with or without prejudice, lapse of time, or both, would constitute a default under the provisions of any such material contract.
          4.16 Vote Required. The affirmative vote of Walter, as the sole member of Spinco prior to the Distribution, is not required to effect the transactions contemplated by this Agreement and the Executed Transaction Agreements. The approval of Spinco’s members after the Distribution Date will not be required to effect the transactions contemplated by this Agreement and the Executed Transaction Agreements. The approval of Walter’s stockholders is not required to effect the transactions contemplated by this Agreement and the Executed Transaction Agreements.
          4.17 Assets. (a) After the Distribution, Spinco or one of the Spinco Retained Subsidiaries will have good, valid and marketable title to, or in the case of leased properties and assets, valid leasehold interests in, all of the Spinco Assets except where the failure to have such good, valid and marketable title or valid leasehold interests would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco, in each case subject to no Liens, except for (i) Liens reflected in the Spinco Retained Subsidiaries Financial Statements, (ii) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or materially impair the use of, such property as it is presently used in connection with the Spinco Business,

(iii) Liens for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which appropriate reserves in accordance with GAAP have been created, (iv) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business or by operation of law, (v) any conditions that are shown on any surveys previously delivered to Hanover of such real property and (vi) Liens which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.
          (b) Section 4.17 of the Spinco Disclosure Letter lists all material services currently provided to the Spinco Business by Walter or any of its Affiliates (other than Spinco or the Spinco Retained Subsidiaries).
          4.18 Insurance. As of the date hereof and until the Distribution, (a) Spinco and the Spinco Retained Subsidiaries are insured under insurance policies maintained by Walter with reputable and financially sound insurers against such risks and in such amounts as is sufficient to comply with applicable Law, consistent with industry practice and which the management of Spinco reasonably has determined to be prudent, (b) Spinco and the Spinco Retained Subsidiaries are in material compliance with such insurance policies relating to the Spinco Business and the Spinco Assets and are not in default under any of the material terms thereof, (c) each such policy is outstanding and in full force and effect and Spinco or one or more of the Spinco Retained Subsidiaries is included as an insured party under such policy or has full rights as a loss payee, (d) no written notice of cancellation or termination has been received with respect to any such policy and (e) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.
          4.19 No Other Representations and Warranties. (a) Except for the representations and warranties contained in this Article 4 and except for any representations and warranties specifically set forth in the Executed Transaction Agreements, Hanover acknowledges that neither Spinco nor any other Person makes any express or implied representation or warranty with respect to Spinco or the Spinco Retained Subsidiaries, the Spinco Business or otherwise or with respect to any other information provided to Hanover, whether on behalf of Walter, Spinco or such other Persons, including as to (i) merchantability or fitness for any particular use or purpose, (ii) the use of the Spinco Assets and the assets of the Spinco Business and the operation of the Spinco Business after the Closing in any manner or (iii) the success or profitability of the ownership, use or operation of the Spinco Business after the Closing. Neither Walter, Spinco nor any other Person will have or be subject to any liability or indemnification obligation to Hanover or any other Person to the extent resulting from the distribution to Hanover, or Hanover’s use of, any information related to the Spinco Business and any other information, document or material made available to Hanover in certain “data rooms,” management presentations or any other form in connection with the transactions contemplated by this Agreement and the Executed Transaction Agreements.
          (b) In connection with Hanover’s investigation of the Spinco Business, Hanover may have received or may receive from or on behalf of Walter, Spinco or any of their respective Subsidiaries certain projections or forward-looking statements, including projected statements of operating revenues and income from operations. Hanover acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Hanover is familiar with such uncertainties, that Hanover is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Hanover, in the absence of fraud, shall have no claim against Walter, Spinco or any of their respective Subsidiaries or any other Person acting on their behalf with respect thereto. Accordingly, neither Walter, Spinco nor their respective Subsidiaries make any representation or warranty with respect to such estimates, projections, forward-looking statements and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and other forecasts and plans).
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF HANOVER
          Except (i) as set forth in the Hanover Disclosure Letter (it being agreed that, except as otherwise expressly provided in the Disclosure Letter, disclosure of any item in any section of a Party’s Disclosure Letter shall be deemed disclosure with respect to any other section to such Party’s Disclosure Letter to which the relevance of such item is reasonably apparent on its face), (ii) as disclosed in the Hanover SEC Documents (other than any disclosures included in such filings that are predictive, speculative or forward-looking in nature, including any disclosures in any “Risk Factors” sections thereof) or (iii) as expressly contemplated by the Executed Transaction Agreements, Hanover represents and warrants to Walter and Spinco as follows:
          5.1 Organization, Qualification, Etc. Hanover is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Hanover has all requisite power and authority to own or lease and operate and use its properties and assets and carry on its business as presently conducted and is duly qualified and licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hanover. Each of the Hanover Subsidiaries is a corporation or (as indicated in Section 5.1 of the Hanover Disclosure Letter) other legal entity duly organized, validly existing and, to the extent such concept or similar concept exists in the jurisdiction specified in Section 5.1 of the Hanover Disclosure Letter, in good standing under the laws of the state or other jurisdiction of its incorporation or other organization, has all requisite power and authority to own or lease and operate and use its properties and assets and to carry on its business as presently conducted and is duly qualified and licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hanover.
          5.2 Stock and Other Matters. (a) The authorized stock of Hanover consists of 90,000,000 shares of Hanover Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (“Hanover Preferred Stock”). At the close of business on the date hereof, (i) (A) 8,654,562 shares of Hanover Common Stock were issued and outstanding, 529,376 shares of Hanover Common Stock were reserved for issuance pursuant to the Hanover Stock Plans, options to purchase 74,234 shares of Hanover Common Stock were outstanding and 6,762,793 shares of Hanover Common Stock were reserved for issuance in the Exchange Share Issuance and (B) no shares of Hanover Preferred Stock were outstanding, and (ii) no bonds, debentures, notes or other indebtedness of Hanover or any of its Subsidiaries having the right to vote (or convertible into securities having the right to vote) on any matters on which holders of shares of capital stock of Hanover (including Hanover Common Stock) may vote (“Hanover Voting Debt”) were issued or outstanding. All outstanding shares of Hanover Common Stock are, and all shares thereof which may be issued will be, when issued, duly authorized, validly issued, fully paid and not subject to preemptive rights. Except as set forth in this Section 5.2, there are not outstanding (i) any shares of stock of Hanover, Hanover Voting Debt, Hanover Common Stock or other voting securities of Hanover, (ii) any securities of Hanover or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of Hanover, Hanover Voting Debt, Hanover Common Stock or other voting securities of Hanover or (iii) any options, warrants, calls, rights (including preemptive rights), commitments or other Contracts (other than this Agreement and the Executed Transaction Agreements) to which Hanover or any of its Subsidiaries is a party or by which Hanover or any of its Subsidiaries will be bound obligating Hanover or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, or otherwise relating to, shares of stock of Hanover, Hanover Voting Debt, Hanover Common Stock or other voting securities of Hanover or any of its Subsidiaries or obligating Hanover or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or Contract. Section 5.2 of the Hanover Disclosure Letter contains a true and complete list of each Subsidiary of Hanover at the Effective Time, including its jurisdiction of organization, Hanover’s interest therein and a brief description of the principal line or lines of business conducted by each such Subsidiary. All the issued and outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Hanover are owned by Hanover, by another wholly-owned Subsidiary of Hanover or by Hanover and another wholly-owned Subsidiary of Hanover, free and clear of all Liens, and are duly authorized, validly issued, fully paid and non-assessable.
          (b) Other than the Voting Agreement, there are no stockholder agreements, voting trusts or other Contracts to which Hanover is a party or by which it is bound relating to the voting or transfer of any shares of stock of Hanover. Except for the shares of capital stock of, or other equity interest in, its Subsidiaries, as of the date of this Agreement, Hanover does not own, directly or indirectly, any capital stock of, or other equity interest or voting interests in, any corporation, partnership, joint venture, association, limited liability company or other entity.
          5.3 Corporate Authority; No Violation, Etc. Hanover has the requisite corporate power and authority to enter into this Agreement and each Executed Transaction Agreement to which it is a party and, subject in the case of this Agreement, to obtaining the Requisite Approvals, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Hanover of this Agreement and the Executed Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Hanover, subject, in the case of the performance of this Agreement and the consummation of the transactions contemplated, to obtaining the Requisite Approvals. This Agreement has been duly executed and delivered by Hanover and, assuming due authorization, execution and delivery of this Agreement by Walter and Spinco, constitutes a legal, valid and binding agreement of Hanover, enforceable against Hanover in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles. Each Executed Transaction Agreement to which Hanover is a party has been duly executed and delivered by Hanover and, assuming the due authorization, execution and delivery thereof by each of the other parties thereto, constitutes a legal, valid and binding agreement of Hanover, enforceable against Hanover in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles. None of the execution and delivery by Hanover of this Agreement or of any Executed Transaction Agreement to which it is a party, the consummation by Hanover of the transactions contemplated hereby or thereby or compliance by Hanover with any of the provisions hereof or thereof (i) violates or conflicts with any provisions of Hanover’s current charter (the “Charter”) or bylaws (the “Bylaws”) or will violate or conflict with any provisions of the Amended and Restated Charter or the Amended and Restated Bylaws, (ii) requires any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Authority or any other Person, other than the Requisite Approvals, (iii) results in a default (or an event that, with notice or lapse of time or both, would become a default) or gives rise to any right of termination or buy-out by any third party, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any Contract to which Hanover or any of its Subsidiaries is a party or by which Hanover or any of its Subsidiaries or any of their respective assets or properties is bound or affected, (iv) results in the creation of a Lien on any of the issued and outstanding shares of Hanover Common Stock or capital stock of any Subsidiaries or on any of the assets of Hanover or its Subsidiaries or (v) violates or conflicts with any Law applicable to Hanover or any of its Subsidiaries, or any of the properties, businesses or assets of any of the foregoing, other than such exceptions in the case of each of clauses (ii), (iii), (iv) and (v) above as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hanover.
          5.4 Affiliate Transactions. There are no transactions, agreements, arrangements or understandings between (i) Hanover or its Subsidiaries, on the one hand, and (ii) Hanover’s Affiliates (other than wholly-owned Subsidiaries of Hanover) and other Persons, on the other hand, of the type that are required to be disclosed under Item 404 of Regulation S-K under the Securities Act.
          5.5 Hanover Reports and Financial Statements. (a) Hanover has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 2007 (all such forms, reports, statements, certificates and other documents filed with or furnished to the SEC since January 1, 2007, with any amendments thereto, collectively, the “Hanover SEC Documents”), each of which, including any financial statements or schedules included therein, as finally amended prior to the date hereof, has complied as to form in all material respects with the applicable requirements of the Securities Act and Exchange Act as of the date filed with the SEC. None of Hanover’s Subsidiaries is required to file periodic reports with the SEC. None of the Hanover SEC Documents contained, when filed with the SEC and, if amended prior to the date of this Agreement, as of the date of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Hanover SEC Documents. To the Knowledge of Hanover, none of the Hanover SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.
          (b) Each of the consolidated financial statements of Hanover and its Subsidiaries included (or incorporated by reference) in the Hanover SEC Documents (including the related notes and schedules, where applicable) fairly present (subject, in the case of the unaudited statements, to normal year-end auditing adjustments, none of which are expected to be material in nature or amount), in all material respects, the results of the consolidated operations and changes in stockholders’ equity and cash flows and consolidated financial position of Hanover and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such consolidated financial statements (including the related notes and schedules, where applicable) complied, as of the date of filing, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC applicable thereto and each of such financial statements (including the related notes and schedules, where applicable) were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto.
          (c) Except (i) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Hanover and its consolidated Subsidiaries included in the most recent consolidated financial statements of Hanover included in Hanover’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008, (ii) for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2008, (iii) for liabilities that have been discharged or paid in full prior to the date hereof in the ordinary course of business consistent with past practice or (iv) for liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Hanover, neither Hanover nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due).
          5.6 Absence of Certain Changes or Events. (a) Except (i) as specifically contemplated or permitted by this Agreement and the Executed Transaction Agreements, (ii) as set forth in the financial statements as of and for the six months ended June 30, 2008, and as of and for the year ended December 31, 2007, in each case, included in the Hanover SEC Documents and (iii) for changes resulting from the announcement of this Agreement or the transactions contemplated hereby, since June 30, 2008, the business of Hanover has been conducted in all material respects only in the ordinary course, and there has not been any event that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hanover.

          (b) Since June 30, 2008, there has not been (i) any declaration, setting aside or payment of or dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Hanover’s or any of its Subsidiaries capital stock or other equity or voting interests, except for dividends by a wholly owned Subsidiary of Hanover to its stockholders, (ii) any purchase, redemption or other acquisition by Hanover or any of its Subsidiaries of any shares of capital stock of, or other equity or voting interests in, Hanover or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other interests, (iii) other than in connection with the amendment and restatement of Hanover’s Charter as set forth in the Articles of Amendment and Restatement, any split, combination or reclassification of any of Hanover’s stock or other equity or voting interests or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of stock of, or other equity or voting interest in, Hanover, (iv) other than as would be permitted by Section 6.2, any change by Hanover or its Subsidiaries in its accounting principles, practices or methods or (v) any increase in the compensation payable by Hanover or any of its Subsidiaries to officers or key employees or any material amendment of any of the Hanover Benefit Plans except for increases or amendments (A) required by applicable Law, (B) in the ordinary and usual course of business consistent with past practice or (C) permitted by Section 6.2.
          5.7 Sarbanes-Oxley Compliance; Internal Controls. Hanover has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the related rules and regulations promulgated thereunder with respect to Hanover’s filings pursuant to the Exchange Act. Hanover has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) designed to ensure that material information relating to Hanover, including its Subsidiaries, is made known on a timely basis to the individuals responsible for the preparation of Hanover’s filings with the SEC and other public disclosure documents. Except as would not reasonably be expected to have a Material Adverse Effect on Hanover, (a) Hanover has established and maintains a system of internal accounting control over financial reporting sufficient to comply with all legal and accounting requirements applicable to Hanover and its Subsidiaries, (b) Hanover has disclosed, based on its most recent evaluation of internal controls, to Hanover’s auditors and its audit committee, (i) any significant deficiencies and material weaknesses in the design or operation of its internal accounting controls which are reasonably likely to materially and adversely affect Hanover’s ability to record, process, summarize, and report financial information, and (ii) any fraud known to Hanover that involves management or other employees who have a significant role in internal controls, and (c) Hanover has not received any complaint, allegation, assertion, or claim in writing regarding the accounting practices, procedures, methodologies, or methods of Hanover or its internal accounting controls over financial reporting, including any such complaint, allegation, assertion, or claim that Hanover has engaged in questionable accounting or auditing practices.
          5.8 Actions; Litigation. (a) No material Action against Hanover or any of Hanover’s Subsidiaries, is pending or, to Hanover’s Knowledge, threatened, except with respect to such Actions the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hanover.
          (b) There is no Ruling against Hanover, any of its Subsidiaries, or any of its or their businesses or properties that (i) would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hanover or (ii) would prevent or materially delay the consummation of the Merger or Hanover’s ability to observe and perform its obligations hereunder.
          (c) There is no reasonable or credible basis for any Action to be brought against Hanover or any of Hanover’s Subsidiaries or any employee thereof alleging fraud or misrepresentation in connection with, or breach of, any Contract in existence on July 31, 2008.
          5.9 Licenses; Compliance with Laws. (a) Hanover and its Subsidiaries hold all Licenses that are required for the conduct of the businesses of Hanover and its Subsidiaries as currently conducted and are, and at all times have been, in compliance with the terms of all such Licenses so held, except, in the case of each of the foregoing, as has not had, and as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Hanover.
          (b) Except with respect to Environmental Laws, tax matters, employee benefits and labor matters (which are addressed in Sections 5.11, 5.12, 5.13 and 5.14, respectively), Hanover and its Subsidiaries are, and at all times have been, in compliance with all Laws of any Governmental Authority applicable to any of them or their respective operations, except to the extent such noncompliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Hanover.
          5.10 Proxy Statement/Prospectus; Registration Statement. None of the information included in, or incorporated by reference into, the Proxy Statement/Prospectus or the Registration Statement will, in the case of the definitive Proxy Statement/Prospectus or any amendment or supplement thereto, at the time of the mailing of the definitive Proxy Statement/Prospectus and any amendment or supplement thereto, and at the time of the Hanover Stockholders Meeting, or, in the case of the Registration Statement, at the time it becomes effective, at the time of the Hanover Stockholders Meeting and at the Effective Time, other than in each case, as to information supplied in writing by Walter or Spinco or any of their Affiliates expressly for inclusion therein, as to which no representation is made, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Registration Statement will comply in all material respects with the provisions of the Securities Act and the Exchange Act and any other applicable Law as of the date of such filing.
          5.11 Environmental Matters. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hanover:
          (i) Each of Hanover and its Subsidiaries has obtained all Licenses under Environmental Laws required for the conduct and operation of its business and is in compliance with the terms and conditions contained therein, and is in compliance with all applicable Environmental Laws;
          (ii) None of Hanover and its Subsidiaries is subject to any contractual environmental indemnification obligation regarding businesses currently or formerly owned,

leased or operated by Hanover or any of its Subsidiaries or regarding properties or facilities currently or formerly owned, leased or operated by Hanover or any of its Subsidiaries;
          (iii) There are no Environmental Claims pending or, to Hanover’s Knowledge, threatened against Hanover or any of its Subsidiaries;
          (iv) There is no condition on, at or under any property (including the air, soil and ground water) currently or, to Hanover’s Knowledge, formerly owned, leased or used by Hanover or any of its Subsidiaries (including off-site waste disposal facilities) or created by Hanover’s or any Hanover Subsidiary’s operations that would create liability for Hanover under applicable Environmental Laws; and
          (v) There are no past or present actions, activities, circumstances, events or incidents (including the release, emission, discharge, presence or disposal of any Hazardous Material) with respect to Hanover or any of its Subsidiaries that would reasonably be expected to form the basis of a claim under Environmental Laws or create liability under applicable Environmental Laws.
          (b) Hanover has made available to Walter and Spinco all material site assessments, compliance audits and environmental studies or reports in its possession, custody or control relating to (i) the environmental conditions on, under or about the properties or assets currently or formerly owned, leased, operated or used by Hanover, any of its Subsidiaries or any predecessor in interest thereto, and (ii) any Hazardous Materials used, managed, handled, transported, treated, generated, stored, discharged, emitted, or otherwise released by Hanover, any of its Subsidiaries or any other Person on, under, about or from any of the properties currently or formerly owned or leased by, or otherwise in connection with the use or operation of any of the properties owned or leased by, or otherwise in connection with the use or operation of any of the properties and assets of, Hanover or any of its Subsidiaries, or their respective businesses and operations.
          (c) Notwithstanding any provision of this Agreement to the contrary, this Section 5.11 constitutes the sole and exclusive representations and warranties of Hanover relating to Environmental Laws, Environmental Claims or Hazardous Materials.
          5.12 Tax Matters. Assuming the Closing Agreement has been entered into or a REIT Determination has been issued by the IRS:
          (a) (i) All material Tax Returns relating to Hanover and the Hanover Subsidiaries required to be filed on or prior to the Closing Date have been timely filed or will be timely filed (including those for which appropriate extensions have been obtained), (ii) all such Tax Returns are true, correct and complete in all material respects, (iii) all material Taxes relating to Hanover or any Hanover Subsidiary required to be paid on or prior to the Closing Date have been timely paid or reserved for in accordance with GAAP, (iv) all material Taxes relating to Hanover and the Hanover Subsidiaries for any taxable period (or a portion thereof) beginning on or prior to the Closing Date (which are not yet due and payable) have been properly reserved for in the Hanover SEC Documents, and (v) Hanover and the Hanover Subsidiaries have duly and timely withheld all material Taxes required to be withheld and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Governmental Authority.
          (b) (i) No audits or other administrative proceedings or court proceedings are presently pending with regard to any material Taxes or material Return of Hanover or any Hanover Subsidiary as to which any taxing authority has asserted in writing any claim, (ii) no Governmental Authority has asserted in writing any deficiency or claim for material Taxes or any adjustment to material Taxes (whether in connection with the Closing Agreement, a REIT Determination, or otherwise) with respect to which Hanover or any Hanover Subsidiary may be liable with respect to income and other material Taxes which have not been fully paid or finally settled and (iii) no written claim has ever been made by any Governmental Authority in a jurisdiction where neither Hanover nor any of its Subsidiaries files Tax Returns that it is or may be subject to taxation by that jurisdiction.
          (c) None of Hanover or any Hanover Subsidiary (i) is a party to or bound by or has any obligation under any written Tax allocation, sharing or similar agreement or arrangement other than with respect to the group of which Hanover is the common parent, (ii) is or has been a member of any consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes (other than the group of which Hanover is the common parent) or (iii) has any liability for Taxes of any Person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of Law or as a transferee or successor by Contract or otherwise.
          (d) Hanover has not been a party to a spin-off transaction that could give rise to a Tax liability under Section 355(e) of the Code.
          (e) No closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to Hanover or any of its Subsidiaries.
          (f) To the Knowledge of Hanover, Hanover will not be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, prior to the Closing Date or (iv) deferred gains arising prior to the Closing Date.
          (g) Neither Hanover nor any of its Subsidiaries has taken any action or knows of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
          (h) Hanover, (i) for all taxable years commencing with its taxable year ending 1997 through December 31, 2007, has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has been organized and operated in conformity with the requirements for qualification and taxation as a REIT for such years and if the merger is not consummated prior to December 31, 2008, for the taxable year that will end on December 31, 2008, (ii) has operated since January 1, 2008 to the date hereof in a manner that will permit it to qualify as a REIT for the taxable year that includes the date hereof, and (iii) intends to continue to operate in such a manner as to permit it to continue to qualify as a REIT for the taxable year that will end with the merger. To the Knowledge of Hanover, no challenge to its status as a REIT is pending or has been threatened in writing. No Subsidiary, excluding any Subsidiary in which Hanover holds 10% or less by both vote and value, within the meaning of Code Section 856(c)(4)(B)(iii), is a corporation for U.S. federal income tax purposes, other than a corporation that qualifies as a “qualified REIT subsidiary,” within the meaning of Section 856(i)(2) of the Code, or as a “taxable REIT subsidiary,” within the meaning of Section 856(1) of the Code.
          (i) Hanover and its Subsidiaries have not incurred any liability for material Taxes under sections 857(b), 860(c) or 4981 of the Code which have not been previously paid and (ii) neither Hanover nor any Subsidiary has incurred any material liability for Taxes that have become due and that have not been previously paid other than in the ordinary course of business. Neither Hanover nor any Subsidiary (other than a “taxable REIT subsidiary” or any subsidiary of a “taxable REIT subsidiary”) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. To the Knowledge of Hanover, neither Hanover nor any Subsidiary has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in section 857(b)(7) of the Code. To the knowledge of Hanover, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed on Hanover or any Subsidiary.
          (j) As of the date hereof, Hanover does not have any earnings and profits attributable to Hanover or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.
          (k) Each Subsidiary that is a partnership, joint venture, or limited liability company and which has not elected to be a “taxable REIT subsidiary” within the meaning of Code Section 856(1) (i) has been since its formation treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation and (ii) has not since the later of its formation or the acquisition by Hanover of a direct or indirect interest therein owned any assets (including securities) that have caused Hanover to violate Section 856(c)(4) of the Code or would cause Hanover to violate Section 856(c)(4) of the Code on the last day of any calendar quarter after the date hereof.
          (l) To its Knowledge based on current estimates, Hanover does not believe that it will be required to pay any dividends prior to the Closing Date in order to maintain its status as a REIT within the meaning of Section 856 of the Code.
          (m) Neither Hanover nor any of its Subsidiaries is a party to any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b).
          (n) Attached as Exhibit 5.12(n) to the Hanover Disclosure Letter is a true and complete copy of the submissions, including any exhibits or attachments thereto (each, an “Initial Submission”, and collectively, the “Initial Submissions”), delivered to the IRS on August 25, 2008 requesting that the IRS enter into the Closing Agreement, which constitute the only submissions or materials delivered by Hanover to the IRS as of the date hereof relating to the Closing Agreement.
          5.13 Benefit Plans. (a) Section 5.13(a) of the Hanover Disclosure Letter lists each material “employee benefit plan” (as defined in Section 3(3) of ERISA), and all other material employee benefit, bonus, incentive, deferred compensation, stock option (or other equity-based), severance, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, programs and arrangements, whether or not subject to ERISA and, whether written or oral (i) sponsored, maintained or contributed to or required to be contributed to by Hanover or any of its Subsidiaries or to which Hanover or any of its Subsidiaries is a party and (ii) in which any individual who is currently or has been an officer, director or employee of Hanover (a “Hanover Employee”) is a participant (the “Hanover Benefit Plans”). Neither Hanover, any of its Subsidiaries nor any ERISA Affiliate thereof has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing Hanover Benefit Plan that would affect any Hanover Employee except in the ordinary course of business. Hanover has heretofore delivered or made available to Walter and Spinco true and complete copies of each Hanover Benefit Plan and any amendments thereto (or if the plan is not a written plan, a description thereof), any related trust or other funding vehicle, the most recent annual reports or summaries required to be prepared or filed under ERISA or the Code and the most recent determination letter received from the IRS with respect to each such plan intended to qualify under Section 401 of the Code and the three most recent years (A) the Form 5500s and attached Schedules, (B) audited financial statements and (C) actuarial valuation reports.
          (b) Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to Hanover, (i) neither Hanover nor any of its ERISA Affiliates has incurred any liability under Title IV or Section 302 of ERISA or under Section 412 of the Code that has not been satisfied in full, and (ii) no condition exists that would reasonably be expected to result in Hanover incurring any such liability.
          (c) (i) No Hanover Benefit Plan is a “multiemployer pension plan,” as defined in Section 3(37) of ERISA and (ii) none of Hanover, or any ERISA Affiliate thereof has made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA, the liability for which would reasonably be expected to result in a material liability to Hanover.
          (d) Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to Hanover, each Hanover Benefit Plan has been operated and administered in all respects in accordance with its terms and applicable law, including, but not limited to, ERISA, the Code and the laws of any applicable foreign jurisdiction. Except as would not result in a material liability to Hanover, all contributions required to be made with respect to any Hanover Benefit Plan have been timely made. There are no pending or, to Hanover’s Knowledge, threatened claims by, on behalf of or against any of the Hanover Benefit Plans or any assets thereof, other than routine claims for benefits under such plans, that, if adversely determined could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Hanover or any of its Subsidiaries and no matter is pending (other than routine qualification determination filings, copies of which have been furnished to Walter and Spinco or will be promptly furnished to Walter and Spinco when made) with respect to any of the Hanover Benefit Plans before the IRS, the United States Department of Labor or the PBGC that would, individually or in the aggregate, reasonably be expected to result in a material liability to Hanover.
          (e) Each Hanover Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a determination letter from the IRS stating that they and the trusts maintained thereunder are exempt from taxation under Section 401(a) of the Code, respectively, and each trust maintained under any Hanover Benefit Plan intended to satisfy the requirements of Section 501(c)(9) of the Code has satisfied such requirements and, in any such case, no event has occurred or condition is known to exist that would reasonably be expected to adversely affect such tax-qualified status for any such Hanover Benefit Plan or any such trust.
          (f) No Hanover Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States.
          (g) Except as otherwise provided in or contemplated by this Agreement or any Executed Transaction Agreement, the consummation of the transactions contemplated by this Agreement shall not result by itself or with the passage of time in the payment or acceleration of any amount, the accrual or acceleration of any benefit or any increase in any vested interest or entitlement to any benefit or payment by any employee, officer or director under domestic or foreign law that would, individually or in the aggregate, reasonably be expected to result in a material liability to Hanover.
          5.14 Labor Matters. (a) (i) Neither Hanover nor any of its Subsidiaries is a party to, or bound by, any (A) collective bargaining agreement or (B) other Contract with a labor union or labor organization, nor is any such Contract presently being negotiated; (ii) neither Hanover nor any of its Subsidiaries is the subject of any proceeding asserting that Hanover or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor, to Hanover’s Knowledge, is such proceeding threatened; (iii) there is no strike, work stoppage, lockout or other labor dispute involving Hanover or any of its Subsidiaries pending or, to Hanover’s Knowledge, threatened; (iv) there have been no claims initiated by any labor organization to represent any employees of Hanover not currently represented by a labor organization within the past five years, nor, to Hanover’s Knowledge, are there any campaigns being conducted to solicit cards from employees to authorize representation by any labor organization; and (v) Hanover and its Subsidiaries are in compliance with its obligations pursuant to WARN, and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise, except, in the case of this clause (v), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hanover.
          (b) Hanover is in compliance with all applicable U.S. and non-U.S. laws relating to employment practices, terms and conditions of employment, and the employment of former, current, and prospective employees, independent contractors and “leased employees” (within the meaning of Section 414(n) of the Code) of Hanover including all such U.S. and non-U.S. laws, agreements and contracts relating to wages, hours, collective bargaining, employment discrimination, immigration, disability, civil rights, human rights, fair labor standards, occupational safety and health, workers’ compensation, pay equity, wrongful discharge and violation of the potential rights of such former, current and prospective employees, independent contractors and leased employees, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hanover.
          5.15 Intellectual Property. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hanover, (i) Hanover or its Subsidiaries own all right, title, and interest in or have the valid right to use all the Intellectual Property that is used in their businesses as currently conducted, free of all Liens; (ii) no Action or Ruling is asserted, pending or, to Hanover’s Knowledge, is threatened (including “cease and desist” letters or invitations to take a patent license) against Hanover or its Subsidiaries with respect to Intellectual Property; (iii) the material Intellectual Property that Hanover and its Subsidiaries own, or, to Hanover’s Knowledge, have licensed rights to, is subsisting and unexpired, valid and enforceable, and is not being infringed or violated by any Person; (iv) Hanover and its Subsidiaries’ conduct of their business as currently conducted does not infringe or violate the rights of any Person; (v) Hanover and its Subsidiaries take all reasonable actions to protect and maintain (x) their Intellectual Property (including any that is confidential in nature) and (y) the security, integrity and continuous and proper operation of their Software (including any data processed or stored therein or transmitted thereby); and (vi) Hanover and its Subsidiaries have caused all Persons who created, invented or contributed to any material proprietary Intellectual Property to assign (or, in the case of Software any portions that are not customized for or specific to Hanover or its Subsidiaries, perpetually license) in writing to Hanover all of their rights therein that do not vest with Hanover initially by operation of law.
          (b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hanover, the material proprietary Software that Hanover and the Hanover Subsidiaries own, or have licensed rights to, (including Asset Manager, Asset OnSite, LP RSS, Hanover Collateral Reporting System, STARS, Busch Analytics, Auction Platform, Hanover LP/Intex Vector Converter and HDMF Pricing Module) (“Material Software”) as provided is fully operational, performs in material compliance with its documentation and, to Hanover’s Knowledge, is materially free of all material bugs, errors, defects, viruses and other corruptants, and the use and enjoyment of the Material Software (as provided) after Closing in a manner consistent with past practice will not, to Hanover’s Knowledge, infringe or violate the rights of any Person
          5.16 Material Contracts. Neither Hanover nor any of its Subsidiaries is a party to or bound by (a) any “material contract” as defined in Item 601(b)(10) of Regulation S-K of the SEC or any agreement, contract or commitment that would be such a “material contract” but for the exception for contracts entered into in the ordinary course of business or (b) any non-competition agreement or any other agreement or obligation that materially limits or will materially limit Hanover or any of its Subsidiaries from engaging in the business of Hanover. Each of the “material contracts” (as defined above) of Hanover and the Hanover Subsidiaries is valid and in full force and effect and neither Hanover nor any of its Subsidiaries has violated any provisions of, or committed or failed to perform any act that, with or without prejudice, lapse of time, or both, would constitute a default under the provisions of any such “material contract”.

          5.17 Brokers or Finders. Except as set forth on Section 5.17 of the Hanover Disclosure Letter, no agent, broker, investment banker, financial advisor or other similar Person is or will be entitled, by reason of any agreement, act or statement by Hanover or any of its Subsidiaries, directors, officers or employees, to any financial advisory, broker’s, finder’s or similar fee or commission from, to reimbursement of expenses by or to indemnification or contribution by, in each case, Hanover or its Subsidiaries in connection with any of the transactions contemplated by this Agreement or the Executed Transaction Agreements.
          5.18 Board Approval. The Board of Directors of Hanover, at a meeting duly called and held, has unanimously (i) determined that the Merger and the other transactions contemplated hereby are advisable and in the best interests of Hanover, (ii) approved the Merger, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (iii) approved each of the Executed Transaction Agreements to which Hanover is a party, (iv) determined that the amendment and restatement of Hanover’s Charter as set forth in the Articles of Amendment and Restatement is advisable and in the best interests of Hanover, (v) adopted the Amended and Restated Bylaws as the Bylaws of Hanover, to take effect at the time the Articles of Amendment and Restatement are accepted for record by the SDAT, (vi) approved any issuance of Hanover Common Stock pursuant to the Exchange Agreements (the “Exchange Share Issuance”), (vii) adopted an amendment to Hanover’s 1999 Equity Incentive Plan to increase the total number of shares of Hanover Common Stock that may be issued thereunder from 550,710 to 3,000,000 (the “Plan Amendment”), (viii) resolved to recommend that the Hanover stockholders entitled to vote thereon approve (A) this Agreement and the Merger and the other transactions contemplated by this Agreement, including the issuance of the Hanover Common Stock in the Merger (the “Merger Share Issuance”), (B) the amendment and restatement of Hanover’s Charter as set forth in the Articles of Amendment and Restatement, (C) the Plan Amendment, (D) the Exchange Share Issuance, subject to Section 6.4(b) (collectively, the “Hanover Board Recommendation”) and (ix) directed that such matters be submitted for consideration of the Hanover stockholders at the Hanover Stockholders Meeting.
          5.19 Vote Required. The only vote of the Hanover stockholders required for (i) (x) the approval and adoption of this Agreement and the Merger is the affirmative vote of the holders of a majority of the outstanding shares of Hanover Common Stock and (y) approval of the Merger Share Issuance is, to the extent required by the applicable regulations of the AMEX, the affirmative vote of a majority of the voting power of the shares of Hanover Common Stock present in person and voting on the matter or represented by proxy and voting on the matter at the Hanover Stockholders Meeting (together, the “Requisite Merger Approval”), (ii) the approval of the amendment and restatement of Hanover’s Charter as set forth in the Articles of Amendment and Restatement is the affirmative vote of the holders of a majority of the outstanding shares of Hanover Common Stock (the “Requisite Charter Approval”), (iii) the approval of the Plan Amendment is the affirmative vote of a majority of the voting power of the shares of Hanover Common Stock present in person and voting on the matter or represented by proxy and voting on the matter at the Hanover Stockholders Meeting (the “Requisite Plan Amendment Approval”) and (iv) the approval of the Exchange Share Issuance is, to the extent required by the applicable regulations of the AMEX, the affirmative vote of a majority of the voting power of the shares of Hanover Common Stock present in person and voting on the matter or represented by proxy and voting on the matter at the Hanover Stockholders Meeting (the

“Requisite Exchange Approval” and, together with the Requisite Merger Approval, the Requisite Charter Approval and the Requisite Plan Amendment Approval, the “Requisite Approvals”).
          5.20 Certain Payments. Except as set forth in Section 5.20 of the Hanover Disclosure Letter, no Hanover Benefit Plan and no other contractual arrangements between Hanover and any third party exist that will, as a result of the transactions contemplated hereby and by the Executed Transaction Agreements, (a) result in the payment (or increase of any payment) by Hanover or any of its Subsidiaries to any current, former or future director, officer, stockholder, employee or consultant of Hanover or any of its Subsidiaries or of any other Person in which Hanover or any of its Subsidiaries has an equity or similar interest of any money or other property or rights (other than payments for the fees and expenses of Hanover’s accountants, legal advisors, investment bankers and similar professional advisors), or (b) accelerate or provide any other rights or benefits to any such individual, whether or not (i) such payment, increase, acceleration or provision would constitute a “parachute payment” (within the meaning of Section 280G of the Code) or (ii) the passage of time or some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.
          5.21 Opinion of Hanover Financial Advisor. Hanover has received an opinion of Keefe Bruyette & Woods, Inc. to the effect that as of the date hereof, the consideration to be received by the Hanover stockholders in the Merger is fair, from a financial point of view, to such holders.
          5.22 Rights Agreement. Concurrently with its approval of the Original Merger Agreement, Hanover’s Board of Directors approved adoption of, and Hanover and Computershare Trust Company, N.A. (as successor to EquiServe Trust Company, N.A.), executed and delivered, an Amendment to the Stockholder Protection Rights Agreement, providing that neither Walter nor Spinco shall become an “Acquiring Person” thereunder as a result of the execution, delivery and performance of this Agreement and the Executed Transaction Agreements and the transactions contemplated hereby and thereby and that neither Amster Trading Company nor Ramat Securities, Ltd, shall become an “Acquiring Person” thereunder until and through the Effective Time solely as a result of the execution, delivery and performance of the Executed Transaction Agreements to which it is a party, and the transactions contemplated thereby.
          5.23 Takeover Statutes. The Board of Directors of Hanover has taken all necessary action to ensure that the Maryland Business Combination Act, the Maryland Control Share Acquisition Act, any provision of the Title 3, Subtitle 8 of the MGCL and any other takeover, anti-takeover, moratorium, “fair price”, “control share” or other similar Law enacted under any Law applicable to Hanover do not and will not apply to this Agreement, the Executed Transaction Agreements, the Merger, the acquisition by any Person of shares of Hanover Common Stock in the Merger or in any Exchange Share Issuance or the other transactions contemplated hereby or thereby.
          5.24 Title to Assets. As of the date hereof, Hanover has good, valid and marketable title to, or in the case of leased properties and assets, valid leasehold interests in, all of the tangible assets of Hanover except where the failure to have such good, valid and marketable title or valid leasehold interests would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hanover, in each case subject to no Liens, except for (i) Liens reflected in the Hanover SEC Documents, (ii) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or materially impair the use of, such property by Hanover or any of its Subsidiaries, (iii) Liens for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which appropriate reserves in accordance with GAAP have been created, (iv) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business or by operation of law, (v) Liens in connection with equipment leases, (vi) any conditions that are shown on the surveys previously delivered to Walter of such real property and (vii) Liens which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hanover.
          5.25 Insurance. Hanover and its Subsidiaries are insured with reputable and financially sound insurers against such risks and in such amounts as is sufficient to comply with applicable Law, is consistent with industry practice and which the management of Hanover reasonably has determined to be prudent. Section 5.25 of the Hanover Disclosure Letter sets forth a true, correct and complete list of all insurance policies covering Hanover and the Subsidiaries. Hanover and its Subsidiaries are in material compliance with its insurance policies and are not in default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and Hanover or one or more of its Subsidiaries is included as an insured party under such policy or has full rights as a loss payee. No written notice of cancellation or termination has been received with respect to any such policy. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Such policies will not be terminable or cancelable by reason of this Agreement and the consummation of the transactions contemplated hereby.
          5.26 Investment Company Act. Neither Hanover nor any of its Subsidiaries is an “investment company” as defined under the Investment Company Act of 1940, as amended (the “40 Act”).
          5.27 No Other Representations and Warranties. (a) Except for the representations and warranties contained in this Article 5 and except for any representations and warranties specifically set forth in the Executed Transaction Agreements, Walter and Spinco acknowledge that neither Hanover nor any other Person makes any express or implied representation or warranty with respect to Hanover and its Subsidiaries or otherwise or with respect to any other information provided to Walter or Spinco, whether on behalf of Hanover or such other Persons. Neither Hanover nor any other Person will have or be subject to any liability or indemnification obligation to Walter or Spinco or any other Person to the extent resulting from the distribution to Walter or Spinco, or Walter or Spinco’s use of, any information related to Hanover and any other information, document or material made available to Walter or Spinco in certain “data rooms,” management presentations or any other form in connection with the transactions contemplated by this Agreement.
          (b) In connection with each of Walter’s and Spinco’s investigation of the business of Hanover, Walter and Spinco may have received or may receive from or on behalf of Hanover or its Subsidiaries certain projections or forward-looking statements, including projected statements of operating revenues and income from operations. Each of Walter and Spinco acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that each of Walter and Spinco is familiar with such uncertainties, that each of Walter and Spinco is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that each of Walter and Spinco, in the absence of fraud, shall have no claim against Hanover or any Subsidiaries of Hanover or any other Person acting on their behalf with respect thereto. Accordingly, Hanover and its Subsidiaries make no representation or warranty with respect to such estimates, projections, forward-looking statements and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and other forecasts and plans).
ARTICLE 6
COVENANTS AND AGREEMENTS
          6.1 Conduct of Spinco Business Pending the Merger. Following the date of this Agreement and prior to the earlier of the Effective Time or the Termination Date, except as specifically contemplated or permitted by this Agreement or the Executed Transaction Agreements, as may be necessary or appropriate in order to consummate the Distribution, as described in Section 6.1 of the Spinco Disclosure Letter, or to the extent that Hanover shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, Walter and Spinco agree, as to themselves and their respective Subsidiaries, in each case solely with respect to the Spinco Business:
          (a) Ordinary Course. Each of Walter and Spinco shall conduct the Spinco Business, and Walter and Spinco shall each cause its respective Subsidiaries to conduct the Spinco Business, only in the ordinary course of business and shall use all commercially reasonable efforts to maintain the material rights, licenses and permits of the Spinco Business, to keep available the services of the key employees of the Spinco Business and preserve relationships with third parties having business dealings with the Spinco Business in such a manner that the goodwill and ongoing businesses of the Spinco Business are not impaired in any material respect as of the Effective Time.
          (b) Dividends; Changes in Stock. Except as contemplated in respect of the Distribution, neither Walter nor Spinco shall, nor shall either of them permit any of its respective Subsidiaries to, nor shall they or any of their Subsidiaries propose to, (i) declare, set aside or pay any dividends on or make other distributions in respect of any shares of the capital stock or other equity interests of Spinco or the Spinco Retained Subsidiaries (whether in cash, securities or property or any combination thereof), except for the declaration and payment of cash dividends or distributions paid on or with respect to a class of capital stock or partnership interests all of which shares of capital stock or other equity interests (with the exception of directors’ qualifying equity interests and other similarly nominal holdings required by law to be held by Persons other than Spinco or its wholly-owned Subsidiaries), as the case may be, of the applicable corporation or partnership are owned directly or indirectly by Spinco; (ii) split, combine or reclassify any of the equity interests or capital stock of Spinco or the Spinco Retained Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of the capital stock or other equity interests of Spinco or the Spinco Retained Subsidiaries; or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit Spinco or any of the Spinco Retained Subsidiaries to amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of any of the Spinco Retained Subsidiaries, including Spinco Interests, or any option, warrant or right, directly or indirectly, to acquire any such securities or propose to do any of the foregoing.
          (c) Issuance of Securities. Except in connection with the Distribution, neither Walter nor Spinco shall, nor shall either of them permit any of its respective Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any Spinco Interests or capital stock of any Spinco Retained Subsidiary of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest, in Spinco or any Spinco Retained Subsidiary, other than pursuant to Section 2.9 of this Agreement.
          (d) Governing Documents. Neither Walter nor Spinco shall amend or propose to amend or otherwise change Spinco’s organizational documents, nor shall Spinco permit any of its Subsidiaries to amend or propose to amend or otherwise change its organizational documents, in any manner that is reasonably likely to materially impair Spinco’s ability to perform its obligations under this Agreement and the Executed Transaction Agreements.
          (e) Dispositions. Neither Walter nor Spinco shall, nor shall Walter or Spinco permit the Spinco Retained Subsidiaries to, in a single transaction or a series of related transactions, sell (including sale-leaseback), lease, pledge, encumber or otherwise dispose of, or agree to sell (or engage in a sale-leaseback), lease (whether such lease is an operating or capital lease), pledge, encumber or otherwise dispose of, any of any Spinco Assets, other than in the ordinary course of business consistent with past practice or such that are not material to the Spinco Business or in connection with obtaining a credit facility. In furtherance of the foregoing, Walter shall not consummate any “spin-off” of all or part of the Spinco Assets (other than the Distribution) prior to the Effective Time.
          (f) Accounting Methods. Neither Walter nor Spinco shall make any material change in Spinco’s or the Spinco Business’ methods of accounting or procedures in effect at June 30, 2008 (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except (i) as required by changes in GAAP as concurred with by Walter’s or Spinco’s independent auditors, (ii) as may be made in response to SEC guidance or (iii) as may be required to separate Spinco and the Spinco Retained Subsidiaries from Walter’s consolidated group, so long as any such changes are in accordance with GAAP, and neither Walter nor Spinco shall change Spinco’s fiscal year, except as aforesaid.

          (g) Agreements. Neither of Walter nor Spinco shall, nor shall Walter or Spinco permit their respective Subsidiaries to, agree in writing or otherwise to take any action inconsistent with the foregoing.
          (h) Tax Matters. Spinco will use commercially reasonable efforts to cause the Merger to constitute a “reorganization” under Section 368(a) of the Code.
          6.2 Conduct of Business by Hanover Pending the Merger. Following the date of this Agreement and prior to the earlier of the Effective Time or the Termination Date, except as specifically contemplated or permitted by this Agreement or the Executed Transaction Agreements, as described in Section 6.2 of the Hanover Disclosure Letter or to the extent that Walter shall otherwise consent in writing, Hanover agrees as to itself and its Subsidiaries that:
          (a) Ordinary Course. Hanover shall conduct its business, and shall cause the businesses of its Subsidiaries to be conducted, only in the ordinary course of business and shall use all commercially reasonable efforts to maintain its material rights, licenses and permits, keep available the services of its key employees and preserve its relationships with third parties having business dealings with it in such a manner that its goodwill and ongoing businesses are not impaired in any material respect as of the Effective Time.
          (b) Dividends; Changes in Stock. Hanover shall not, nor shall it permit any of its Subsidiaries to, nor shall Hanover or any of its Subsidiaries propose to, (i) declare, set aside, or pay any dividends on or make other distributions in respect of any shares of its capital stock or partnership interests (whether in cash, securities or property or any combination thereof), except for (A) the declaration and payment of cash dividends or distributions paid on or with respect to a class of capital stock or partnership interests all of which shares of capital stock or partnership interests (with the exception of directors’ qualifying shares and other similarly nominal holdings required by law to be held by Persons other than Hanover or its wholly-owned Subsidiaries), as the case may be, of the applicable corporation or partnership are owned directly or indirectly by Hanover or (B) those distributions estimated in good faith by Hanover to be required in order to permit Hanover to continue to qualify as a REIT under the Code or to avoid paying any income or excise taxes otherwise payable (provided that, with respect to such distributions described in this clause (B): (x) prior written notice thereof is given to Walter and Spinco and (y) the Aggregate Merger Share Issuance and the relative ownership of Adjusted Outstanding Surviving Corporation Shares set forth in Section 2.2(c) shall each be adjusted to reflect the reduction in value attributable to the Hanover Common Stock as a result of any such distribution, such adjustment to be determined in good faith by mutual agreement of the Parties or, in the absence of agreement within five (5) business days, by determination of a nationally recognized investment banking firm selected by the Parties, which determination shall be binding on the Parties and the fees and expenses of which shall be shared equally by each of Walter and Hanover); (ii) other than in connection with the amendment and restatement of Hanover’s Charter as set forth in the Articles of Amendment and Restatement, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock; or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any Subsidiary to amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of any of its

Subsidiaries, including shares of Hanover Common Stock, or any option, warrant or right, directly or indirectly, to acquire any such securities or propose to do any of the foregoing.
          (c) Issuance of Securities. Hanover shall not, nor shall it permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its stock or the capital stock of any Hanover Subsidiary of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest), in Hanover or any of its Subsidiaries, other than the 1997 Executive and non- employee Director Option Plan and 1999 Equity Incentive Plan, in each case in the ordinary course of business consistent with past practice.
          (d) Governing Documents. Hanover shall not amend or propose to amend or otherwise change its Charter or Bylaws or other organizational documents, nor shall it permit any of its Subsidiaries to amend or propose to amend or otherwise change its charter or bylaws or other organizational documents, except to the extent required to comply with Hanover’s obligations hereunder.
          (e) Acquisitions. Hanover shall not, nor shall it permit any of its Subsidiaries to, in a single transaction or a series of transactions, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; provided that Hanover may acquire assets not to exceed $100,000 in aggregate value (calculated with respect to any individual asset at the time of acquisition) solely to maintain its REIT status or its exemption from the registration requirements of the 40 Act.
          (f) Dispositions. Hanover shall not, nor shall it permit any of its Subsidiaries to, in a single transaction or a series of related transactions, sell (including sale-leaseback), lease, pledge, encumber or otherwise dispose of, or agree to sell (or engage in a sale-leaseback), lease (whether such lease is an operating or capital lease), pledge, encumber or otherwise dispose of, any of its assets (other than Contracts, which are governed by Section 6.2(l)), other than dispositions in the ordinary course of business consistent with past practice that are not material to Hanover and its Subsidiaries taken as a whole; provided that Hanover may take those actions described in this Section 6.2(f) in respect of assets valued, in the aggregate, not in excess of $100,000 solely to maintain its REIT status or its exemption from the registration requirements of the 40 Act .
          (g) Indebtedness; Leases. Hanover shall not, nor shall it permit any of its Subsidiaries to, (i) incur any indebtedness for borrowed money or guarantee or otherwise become contingently liable for any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Hanover or any of its Subsidiaries or guarantee any debt securities of others or enter into any lease (whether such lease is an operating or capital lease) other than in connection with operating leases in the ordinary course of business consistent with past practice; (ii) issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person; (iii) make any loans, advances, capital contributions or investments in any Person except in the ordinary course of business consistent with past practice; or (iv) authorize capital expenditures or purchases of fixed assets other than in the ordinary course of business consistent with past practice.
          (h) Employee Arrangements. Except as set forth in Section 5.20 of the Hanover Disclosure Letter, and except as required (i) pursuant to any collective bargaining agreements in effect as of the date hereof, (ii) as contemplated by this Agreement or (iii) by applicable laws, Hanover shall not, nor shall it permit its Subsidiaries to:
          (A) grant any increases in the compensation of any of its current, former or prospective directors, officers, consultants or employees;
          (B) pay or agree to pay to any current, former or prospective director, officer, consultant or key employee of Hanover or its Subsidiaries, whether past or present, any pension, retirement allowance or other material employee benefit not required or contemplated by any of the existing Hanover Benefit Plans as in effect on the date hereof;
          (C) enter into any new, or amend any existing employment, severance or termination agreement or arrangement with any current, former or prospective director, officer, consultant or key employee or current or prospective employee of Hanover or any of its Subsidiaries; or
          (D) become obligated under any collective bargaining agreement, new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement or similar plan or arrangement of Hanover or any of its Subsidiaries that was not in existence on the date hereof, including any plan that provides for the payment of bonuses or incentive compensation, trust, fund, policy or arrangement for the benefit of any current or former directors, officers, employees or consultants or any of their beneficiaries, or amend any such plan or arrangement in existence on the date hereof.
          (i) No Liquidation or Dissolution. Hanover shall not adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any other transaction that would preclude or be inconsistent in any material respect with, or hinder or delay in any material respect, the consummation of, the transactions contemplated by the Executed Transaction Agreements.
          (j) Accounting Methods. Hanover shall not make any material change in its methods of accounting or procedures in effect at June 30, 2008 (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except (i) as required by changes in GAAP as concurred with by Hanover’s independent auditors or (ii) as may be made in response to SEC guidance, and Hanover shall not change its fiscal year, except as aforesaid.
          (k) Affiliate Transactions. Hanover shall not, nor shall it permit any of its Subsidiaries to, enter into or amend any agreement or arrangement with any of their respective affiliates (as such term is defined in Rule 405 under the Securities Act) other than with wholly-owned Subsidiaries of Hanover, which agreement or arrangement would be required to be disclosed in accordance with such Rule 405.

          (l) Contracts. Except as set forth in Section 5.20 of the Hanover Disclosure Letter, Hanover shall not, nor shall it permit any of its Subsidiaries to, except in the ordinary course of business consistent with past practice, modify, amend or terminate any “material contract”, as defined in Item 601(b)(10) of Regulation S-K of the SEC, to which Hanover or any of its Subsidiaries is a party or waive, release or assign any material rights or claims of Hanover or any of its Subsidiaries. Hanover shall not, nor shall it permit any of its Subsidiaries to, enter into any such “material contract” not in the ordinary course of business involving total consideration of $10,000 or more with a term longer than one year which is not terminable by Hanover or any Subsidiary of Hanover without penalty upon no more than 30 days’ prior notice.
          (m) Tax Matters. (a) Hanover shall not (i) make or rescind any express or deemed election relating to Taxes (unless such election or rescission is required by law or necessary (x) to preserve the status of Hanover as a REIT under the Code or (y) to qualify or preserve the status of any Hanover Subsidiary as a partnership for federal income tax purposes or as a qualified REIT subsidiary or a taxable REIT subsidiary pursuant to the applicable provisions of Section 856 of the Code, as the case may be, provided that in such events Hanover shall notify Walter and Spinco of such election and shall not fail to make such election in a timely manner); (ii) file an amendment to any material tax return; (iii) except with respect to the Closing Agreement, settle or compromise any material federal, state, local or foreign Tax liability, or waive or extend the statute of limitations in respect of such material Taxes; (iv) take any action that would reasonably be expected to (x) cause Hanover to no longer qualify as a REIT, (y) prevent the Surviving Corporation from continuing to qualify as a REIT after the Closing or (z) prevent Hanover and the IRS from executing the Closing Agreement or receiving a REIT Determination; or (v) fail to take any action necessary to ensure that (x) Hanover maintains its status as a REIT, and (y) the Surviving Corporation continues to qualify as a REIT after the Closing.
               (b) Hanover will use all reasonable best efforts to cause the Merger to constitute a “reorganization” under Section 368(a) of the Code.
          (n) Settlement of Litigation. Hanover shall not, nor shall it permit any of its Subsidiaries to, settle any litigation, investigation, arbitration, proceeding or other claim if Hanover or any of its subsidiaries would be required to pay in excess of $10,000 individually or in the aggregate or if such settlement would obligate Hanover to take any material action or restrict Hanover in any material respect from taking any action at or after the Effective Time.
          (o) Restrictive Agreements. Hanover shall not enter into any agreement or arrangement that limits or otherwise restricts Hanover or any of its Subsidiaries, or that would, after the Effective Time, limit or restrict the Surviving Corporation or any of its Subsidiaries from engaging in any business in any geographic location.
          (p) Rights Agreement. Except as specifically contemplated hereby, Hanover shall not amend, modify or waive any provision of the Hanover Rights Agreement or take any action to redeem the rights issued thereunder (the “Hanover Rights”) or render the Hanover Rights inapplicable to any transaction other than the Merger and the transactions contemplated by the Voting Agreement unless, and only to the extent that, Hanover is required to do so by order of a court of competent jurisdiction.

          (q) Intellectual Property. Hanover shall not, nor shall it permit any of its Subsidiaries to, sell, transfer, license, abandon, let lapse, encumber or otherwise dispose of any material Intellectual Property, except, solely with respect to Intellectual Property other than the Material Software, for non-exclusive licenses in the ordinary course of business.
          (r) Agreements. Hanover shall not, nor shall it permit any of its Subsidiaries to, agree in writing or otherwise to take any action inconsistent with the foregoing.
          6.3 Preparation of Form S-4 and the Proxy Statement/Prospectus; Stockholders Meetings. (a) Promptly following the execution of this Agreement, Walter, Spinco and Hanover shall prepare the Proxy Statement/Prospectus, and Hanover shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included. Walter shall furnish to Hanover all information concerning it and Spinco as is required by the SEC in connection with the preparation of the Registration Statement. Hanover shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger, and Walter and Spinco shall use its reasonable best efforts to assist Hanover in this regard. The Parties shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Proxy Statement/Prospectus and the Registration Statement and advise one another of any oral comments with respect to the Proxy Statement/Prospectus and the Registration Statement received from the SEC. The Parties will cooperate in preparing and filing with the SEC any necessary amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement. No amendment or supplement to the Proxy Statement/Prospectus or Registration Statement shall be filed without the approval of both Parties, which approvals shall not be unreasonably withheld or delayed. Hanover will cause the Proxy Statement/Prospectus to be mailed to Hanover’s stockholders and Walter’s stockholders, in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act. The Proxy Statement/Prospectus and the Registration Statement shall comply as to form in all material respects with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act, respectively.
          (b) Whether or not the Board of Directors of Hanover shall take any action permitted by Section 6.4(b) or otherwise shall have withdrawn, amended, modified or qualified the Hanover Board Recommendation or determined that the Merger and the other transactions contemplated by this Agreement are no longer advisable, Hanover will, as soon as practicable after the date of this Agreement, establish a record date for (the “Record Date”) and shall take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the “Hanover Stockholders Meeting”) as soon as practicable for the purposes of considering and voting on proposals to approve (i) this Agreement and the Merger and the other transactions contemplated by this Agreement, including the Merger Share Issuance, (ii) the amendment and restatement of Hanover’s Charter as set forth in the Articles of Amendment and Restatement, (iii) the Plan Amendment and (iv) the Exchange Share Issuance. Hanover shall, subject to Section 6.4(b), (A) include in the Proxy Statement/Prospectus the Hanover Board Recommendation and the written opinion of Keefe Bruyette & Woods, Inc., dated as of the date of this Agreement, to the effect that, as of the date hereof, the consideration to be received by the Hanover stockholders is fair, from a financial point of view, to such holders and (B) use its reasonable best efforts to obtain the necessary vote in favor of proposals to approve (i) this Agreement and the Merger and the other transactions contemplated by this Agreement, including the Merger Share Issuance, (ii) the amendment and restatement of Hanover’s Charter as set forth in the Articles of Amendment and Restatement, (iii) the Plan Amendment and (iv) the Exchange Share Issuance. The Board of Directors of Hanover shall not withdraw, amend, modify or qualify in a manner adverse to Walter or Spinco the Hanover Board Recommendation (or announce publicly its intention to do so), except to the extent permitted by Section 6.4(b).
          6.4 No Solicitation. (a) From the date of this Agreement and prior to the earlier of the Effective Time or the Termination Date, Hanover agrees that neither it nor any Hanover Subsidiary shall, and Hanover shall cause its directors, officers, partners, employees, advisors, controlled Affiliates, representatives, agents and other intermediaries (including any investment banker, accountant, legal advisor or other consultant) not to, directly or indirectly, (i) solicit, initiate or encourage any inquiry or proposal regarding a Hanover Acquisition Proposal, (ii) provide any non-public information or data to any Person relating to a Hanover Acquisition Proposal, (iii) waive, amend or modify any standstill or confidentiality agreement (other than the Confidentiality Agreement) to which it or any of its Subsidiaries is a party, (iv) engage in any discussions or negotiations concerning a Hanover Acquisition Proposal or (v) otherwise facilitate any effort or attempt to make or implement a Hanover Acquisition Proposal or agree to, recommend or accept an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Hanover from, prior to obtaining the Requisite Merger Approval, engaging in any discussions or negotiations with, or providing any non-public information to, or otherwise facilitating any effort or attempt to implement a Hanover Acquisition Proposal by, any Person in response to an unsolicited written bona fide Hanover Acquisition Proposal by any such Person, provided that such third party has executed an agreement with confidentiality provisions at least as favorable to Hanover as those contained in the Confidentiality Agreement, if and only to the extent that (i) prior to furnishing information to, or requesting information from, or otherwise facilitating any effort or attempt to implement a Hanover Acquisition Proposal by, a third party which has made a written bona fide Hanover Acquisition Proposal, the Board of Directors of Hanover concludes that such Hanover Acquisition Proposal would reasonably be expected to constitute a Superior Proposal, (ii) Hanover’s Board of Directors, after consultation with independent counsel, determines in good faith that furnishing such information, or engaging in such discussions or negotiations, or otherwise facilitating any effort or attempt to implement a Hanover Acquisition Proposal, is necessary for Hanover’s Board of Directors to comply with its duties to Hanover under applicable law and (iii) Hanover has complied with its obligations in this Section 6.4(a), including those set forth in the next two sentences. Hanover shall notify in writing Walter and Spinco promptly (and in any event within 24 hours) after receipt of any such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, Hanover, any Subsidiary of Hanover or any of their officers, directors, employees, advisors or agents, and such notice shall include the name of such Person, the material terms and conditions of any proposals or offers and whether Hanover is providing or intends to provide the Person making the Hanover Acquisition Proposal with access to information concerning Hanover. Hanover thereafter shall keep Walter fully informed promptly (and in any event within 24 hours) of the status and terms of such discussions or negotiations and of any modifications to such inquiries, proposals or offers and of any other developments and shall promptly provide to Walter a copy of all materials provided to any such Person.

          (b) Prior to receipt of the Requisite Merger Approval, if (i) Hanover has complied with Section 6.4(a) and (ii) the Board of Directors of Hanover (A) reasonably determines in good faith that a Hanover Acquisition Proposal constitutes a Superior Proposal (and continues to constitute a Superior Proposal after taking into account any modifications proposed by Walter and Spinco during any five business day period referred to below) and (B), after consultation with independent counsel, has concluded, in good faith, that it is required to do so in order to comply with its duties to Hanover under applicable law, then, on the fifth business day following Walter’s and Spinco’s receipt of written notice from Hanover or Hanover’s Board of Directors of their intention to do so, the Board of Directors of Hanover may withdraw or modify, or propose to withdraw or modify, in a manner adverse to Walter or Spinco, the Hanover Board Recommendation (a “Change in the Hanover Board Recommendation”); provided, that, during such five business day period, Hanover shall be obligated to negotiate in good faith with Walter and Spinco any modifications to this Agreement proposed by Walter and Spinco; provided, further that any modifications to a Hanover Acquisition Proposal shall be considered the receipt of a new Hanover Acquisition Proposal for purposes of this Section 6.4.
          (c) Notwithstanding anything in this Agreement to the contrary, Hanover or its Board of Directors shall be permitted, to the extent applicable, to comply with Rule 14d-9 and 14e-2 promulgated under the Exchange Act with regard to a Hanover Acquisition Proposal; provided, however, that any such disclosure made pursuant to the preceding clause (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change in Hanover Board Recommendation unless the Board of Directors of Hanover expressly reaffirms in such disclosure its recommendation in favor of the approval of this Agreement and the Merger
          (d) Without the prior written consent of Walter and Spinco, neither Hanover nor Hanover’s Board of Directors shall, and Hanover shall cause the Hanover Subsidiaries and its and their directors, officers, partners, employees, advisors, controlled Affiliates, representatives, agents and other intermediaries (including any investment banker, accountant, legal advisor or other consultant) not to, directly or indirectly, invite Taberna Preferred Funding I, Ltd. to take any of the actions which it is prohibited from taking pursuant to Section 5.4 of the Exchange Agreement to which it is a party.
          6.5 Reasonable Best Efforts. Walter, Spinco and Hanover will each use its reasonable best efforts to cause all of the conditions, as specified in Article 8 of this Agreement, to the obligations of the others to consummate the Merger to be met as soon as reasonably practicable after the date of this Agreement.
          6.6 Cooperation of Third Parties. Where the cooperation of third parties such as insurers or trustees would be necessary in order for a party hereto to completely fulfill its obligations under this Agreement and the Executed Transaction Agreements, each Party will use its commercially reasonable efforts to seek the cooperation of such third parties.
          6.7 Consummation of the Distribution. Walter will use its reasonable best efforts to consummate the Distribution on the Closing Date, subject to satisfaction of any and all conditions thereto as established between Walter and Spinco and compliance with applicable law.

          6.8 Interim Financial Information. Each of Spinco on the one hand, and Hanover, on the other hand, shall, prior to the Closing, provide each other within a reasonable period after such Party closes its books for the applicable accounting period for the business of the Spinco Retained Subsidiaries (with respect to Spinco) and for Hanover’s business (with respect to Hanover) with (a) unaudited profit and loss statements for each quarterly period, together with a balance sheet as of the end of such period, and (b) monthly management profit and loss statements. Such quarterly financial information shall be in the same format and prepared on the same basis as the comparable portions of the Spinco Retained Subsidiaries Financial Statements (with respect to Spinco) and the Hanover SEC Documents (with respect to Hanover), and shall be in accordance with GAAP, except that such information may exclude footnotes and is subject to normal year-end adjustments.
          6.9 License Agreement. For so long as such License Agreement is in effect, Spinco agrees that neither Spinco nor its Affiliates shall exercise their rights under Section 1.1 of the License Agreement until the earlier of (i) the termination of this Agreement pursuant to Section 9.1 and the payment of the Hanover Termination Fee or the Walter Termination Fee or (ii) December 31, 2008; provided that if this Agreement terminates in accordance with its terms prior to December 31, 2008 and neither the Hanover Termination Fee nor the Walter Termination Fee is payable, neither Spinco nor its Affiliates shall ever exercise their rights under Section 1.1 of the License Agreement.
ARTICLE 7
ADDITIONAL AGREEMENTS
          7.1 WARN. Except as described in Section 7.1 of the Spinco Disclosure Letter, neither Walter (with respect to the Spinco Business only), Spinco nor Hanover shall, at any time within the 90-day period prior to the Effective Time, effectuate a “plant closing” or “mass layoff” as those terms are defined in WARN or any state or local law, affecting in whole or in part any site of employment, facility, operating unit or employee of Spinco or Hanover, without notifying the other in advance and without complying with the notice requirements and all other provisions of WARN and any state or local law.
          7.2 Cooperation. Walter, Spinco and Hanover shall together or pursuant to the allocation of responsibility set forth below or otherwise to be agreed upon between them take, or cause to be taken, the following actions:
          (a) Transition. From and after the execution of this Agreement, Walter, Spinco and Hanover shall, and shall cause each of their respective Subsidiaries to, reasonably cooperate in the transition and integration process in connection with the Merger;
          (b) AMEX Listings. (i) Hanover shall use its commercially reasonable efforts to prevent the delisting of Hanover’s Common Stock from the AMEX, including, without limitation, by exhausting all avenues of appeal available to it in respect of AMEX’s decision to proceed with such delisting; provided that, if, despite Hanover’s commercially reasonable efforts to the contrary, Hanover’s Common Stock is ultimately delisted from the AMEX, Hanover shall take all actions necessary and appropriate to cause a market maker to continue to list the Hanover Common Stock on Pink OTC Markets’ Pink Quote inter-dealer quotation service, the OTC Bulletin Board, or a comparable over-the-counter securities electronic quotation service. Hanover shall continue at all times to maintain the registration of its Common Stock pursuant to Section 12(b) or Section 12(g) of the Exchange Act notwithstanding that Hanover may qualify for exemptions therefrom, and, notwithstanding that Hanover’s Common Stock may no longer be registered pursuant to Section 12(b) of the Exchange Act, shall continue to timely file all Hanover SEC Documents that Hanover would be required to file as an SEC registrant the Common Stock of which is listed on the AMEX.
          (ii) As promptly as practicable, Hanover shall (A) if Hanover’s Common Stock remains listed on the AMEX, file a “Reverse Merger” listing application with the AMEX or (B) if Hanover’s Common Stock is delisted from the AMEX, file a new listing application with the AMEX or any other stock exchanges agreed upon by Walter, Spinco and Hanover, in each case for the listing or quotation of the shares of common stock of the Surviving Corporation to be issued pursuant to the transactions contemplated by this Agreement and use its reasonable best efforts to cause such shares to be Approved for Listing.
          (iii) Walter and Spinco shall each use its commercially reasonable efforts to assist Hanover with any appeal of a delisting proceeding by the AMEX and with the preparation and submission of (i) any information about Spinco requested by AMEX in its letter dated September 5, 2008, (ii) any information about Walter or Spinco as may otherwise be reasonably requested by AMEX and (iii) any supplemental or new listing application as detailed in this Section 7.2(b).
          (c) Blue Sky Filings. Hanover shall take all such action as may reasonably be required under state securities or Blue Sky laws in connection with the issuance of shares of Hanover Common Stock pursuant to the Merger;
          (d) Required Consents. Walter, Spinco and Hanover shall cooperate with one another in determining whether any filings are required to be made with or consents required to be obtained from, any Governmental Authority or any other Person prior to the Effective Time in connection with the consummation of the transactions contemplated by this Agreement; and
          (e) Further Assistance. Walter, Spinco and Hanover shall provide such further assistance as the other party may reasonably request in connection with the foregoing and with carrying out the purpose of the Agreement. Each of Spinco, Walter and Hanover shall furnish to the other’s counsel all such information as may reasonably be required to effect the foregoing actions.
          7.3 Proxy Statement/Prospectus. If, at any time after the mailing of the definitive Proxy Statement/Prospectus and prior to the Hanover Stockholders Meeting, any event should occur that results in the Proxy Statement/Prospectus or the Registration Statement containing an untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, or that otherwise should be described in an amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement, Spinco, Walter and Hanover shall promptly notify each other of the occurrence of such event and then promptly prepare, file and clear with the SEC such amendment or supplement and Hanover shall, as may be required by the SEC, mail to the Hanover stockholders and Walter’s stockholders each such amendment or supplement.
          7.4 Tax-Free Reorganization Treatment; IRS Ruling; REIT Status; Closing Agreement and REIT Determination; Investment Company Status. (a) Hanover shall not take or cause to be taken any action, whether before or after the Effective Time, that (i) would disqualify the transactions contemplated hereby from constituting a tax-free distribution under Section 355 of the Code, (ii) would result in any failure to obtain the IRS Ruling, (iii) would disqualify the Merger from constituting a tax-free reorganization under Section 368 of the Code or (iv) would result in any failure to obtain the Closing Agreement or a REIT Determination.
          (b) Hanover shall cooperate with Walter and shall use commercially reasonable efforts to assist Walter in obtaining the IRS Ruling.
          (c) Hanover shall use its reasonable best efforts to execute the Closing Agreement or obtain a REIT Determination in the manner set forth in Section 8.2(h).
          (d) Hanover shall permit Walter and Spinco to participate in the process of obtaining the Closing Agreement and REIT Determination by providing drafts to Walter and Spinco of all submissions, including responses to inquiries and other supplemental materials, prior to their delivery to the IRS. Walter and Spinco shall be permitted to review all such draft submissions, and Hanover shall reasonably consider any changes to such submissions requested by Walter or Spinco. Hanover shall also keep Walter and Spinco currently informed of all developments relating to the Closing Agreement and REIT Determination processes, including all written and oral communications between Hanover and its advisors, on the one hand, and the IRS, on the other hand. All costs, fees and expenses incurred in connection with obtaining the Closing Agreement and REIT Determination, all costs of performing thereunder and all other liabilities arising therefrom shall be the sole responsibility and obligation of Hanover; provided that Hanover shall have no liability or responsibility for the cost of Walter’s or Spinco’s participation in such process.
          (e) Neither Walter nor Spinco shall take or cause to be taken any action, whether before or after the Effective Time, that (i) would disqualify the transactions contemplated hereby from constituting a tax-free distribution under Section 355 of the Code, (ii) would result in any failure to obtain the IRS Ruling, (iii) would disqualify the Merger from constituting a tax-free reorganization under Section 368 of the Code or (iv) would result in any failure to obtain the Closing Agreement or REIT Determination.
          (f) In connection with the Distribution, Walter and Spinco shall use their reasonable best efforts to seek a private letter ruling from the IRS relating to (i) the qualification of the Distribution as a tax-free transaction under Section 355 of the Code (stating that no gain or loss will be recognized by Walter, Spinco, Hanover or Walter stockholders) and (ii) certain U.S. federal income tax consequences relating to the transactions contemplated herein (including the restructuring of Walter’s homebuilding business prior to the Distribution) (the “IRS Ruling”).

          (g) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Hanover, Walter or Spinco from taking, and Hanover, Walter and Spinco hereby agree, respectively, to take any action at any time or from time to time that in the reasonable judgment of Hanover or Walter and Spinco, as the case may be, upon advice of counsel, is legally necessary for Hanover to maintain its qualification as a REIT or to eliminate or reduce income or excise taxes under Sections 856, 860 and 4981 of the Code (and similar provisions of state or local Tax Law) for any period or portion thereof ending on or prior to the Effective Time, including (i) making dividend or distribution payments to stockholders of Hanover and (ii) accessing certain REIT qualified assets pursuant to the REIT Asset Credit Facility; provided that (a) other than with respect to the Closing Agreement or REIT Determination, Hanover is not presently aware of any action that is currently legally necessary to be taken for it to maintain its qualification as a REIT or to eliminate or reduce income or excise taxes under Sections 856, 860 and 4981 of the Code (and similar provisions of state or local Tax Law) that would constitute, or would be reasonably likely to constitute, a breach of this Agreement and (b) prior notice is given to Walter and Spinco of any actions that will otherwise constitute a breach of this Agreement or could reasonably be expected to disqualify the Merger from constituting a tax-free reorganization under Section 368 of the Code.
          (h) Hanover shall not, nor shall it permit any of its Subsidiaries to, (i) take any action that would reasonably be expected to (x) cause Hanover or any of its Subsidiaries to become an “investment company” as such term is defined under the 40 Act or (y) cause the Surviving Corporation to become an “investment company” as such term is defined under the 40 Act after the Closing; or (ii) fail to take any action necessary to ensure that (x) Hanover does not become an “investment company” as such term is defined under the 40 Act, and (y) the Surviving Corporation will not become an “investment company” as such term is defined under the 40 Act (subject, in the case of each of clause (x) and (y), to Hanover’s receipt of any written consent thereof by Walter that is required under Section 6.2(e) or 6.2(f)).
          (i) Prior to the Closing, Hanover shall provide Walter within 15 business days after the end of each month with statements, certified by an appropriate officer of Hanover, as of the last day of such month relating to Hanover’s compliance with Sections 7.4(d) and (e) and in form and substance substantially similar to the statements as of December 31, 2007 relating to such matters provided by Hanover to Walter prior to the date hereof.
          7.5 Employee Matters and Employee Benefit Plans. (a) In general, on and after the Effective Time, the Surviving Corporation shall provide the Hanover Employees who continue employment with the Surviving Corporation with employee benefits (excluding equity-based programs) that are substantially comparable, in the aggregate, to the employee benefits provided to Spinco Employees (of similar position or job category) under the Spinco Benefit Plans after the Effective Time; provided, however, that nothing herein will prevent the amendment or termination of any specific plan, program or arrangement, or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to comply with applicable Law. Notwithstanding the foregoing, nothing contained herein shall be construed as requiring, and Hanover shall take no action that would have the effect of requiring, the Surviving Corporation or any Affiliate to continue any specific employee benefit plan. Neither the Surviving Corporation nor any of its Affiliates shall be obligated, however, to continue to employ any Hanover Employees for any specific period of time following the Effective Time, subject to applicable Law.
          (b) Pre-existing Conditions; Service Credit. On and after the Effective Time, the Surviving Corporation shall: (i) waive any limitations to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Hanover Employees under any welfare benefit plan in which such employees may be eligible to participate after the Effective Time, to the extent that such limitations did not apply or had been satisfied by such Hanover Employees and their covered dependents prior to the Effective Time, (ii) provide each Hanover Employee with credit for any co-payments and deductibles paid prior to the Effective Time for the plan year in which the Merger occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare benefit plan in which such employees may be eligible to participate after the Effective Time, and (iii) recognize all service of the Hanover Employees for all purposes (including purposes of eligibility to participate, vesting credit, service credit, entitlement for benefits, and benefit accrual (including vacation accrual) in any benefit plan in which such employees may be eligible to participate after the Merger), to the same extent taken into account under a comparable Hanover Benefit Plan immediately prior to the Effective Time.
          (c) Nothing contained in this Section 7.5, express or implied: (i) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment; or (ii) is intended to confer upon any Person any right as a third-party beneficiary of this Agreement.
          7.6 Investigation. Upon reasonable notice, each of Walter and Spinco (with respect to the Spinco Business only) and Hanover shall, throughout the period prior to the earlier of the Effective Time or the Termination Date, afford to each other and to its respective officers, employees, accountants, counsel and other authorized representatives, reasonable access to its officers, employees, consultants and representatives and, during normal business hours, in a manner that does not unreasonably interfere with one another’s respective business and operations, to its and its Subsidiaries’ plants, properties, Contracts, commitments, books, records (including tax returns), papers, plans and drawings and any report, schedule or other document filed or received by it pursuant to the requirements of the federal or state securities laws, and shall use its respective reasonable best efforts to cause its respective representatives to furnish promptly to the other such additional financial and operating data and other information, including environmental information, as to its and its Subsidiaries’ respective businesses and properties as the other or its duly authorized representatives, as the case may be, may reasonably request; provided, however, that the foregoing shall not permit either Party to conduct any invasive or destructive environmental sampling, testing or analysis on the other Party’s property. Notwithstanding the foregoing, neither Walter (with respect to the Spinco Business only), Spinco nor Hanover nor their respective Subsidiaries shall be required to provide any information to the extent that any such Party or any of their respective Subsidiaries is legally obligated to keep such information confidential or otherwise not to provide such information or to the extent that such access would constitute a waiver of the attorney-client privilege. Each of Hanover and Walter (with respect to the Spinco Business only) will hold, and will direct its officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to hold, any and all information received from any of the Parties, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.
          7.7 Reasonable Best Efforts; Further Assurances, Etc. (a) Walter, Spinco and Hanover shall, as promptly as practicable and to the extent required by Law, make their respective filings and any other required or requested submissions under the HSR Act, promptly respond to any requests for additional information from either the Federal Trade Commission or the Department of Justice, and cooperate in the preparation of, and coordinate, such filings, submissions and responses (including the exchange of drafts between each party’s outside counsel) so as to reduce the length of any review periods and (b) subject to the terms and conditions of this Agreement, each of Walter, Spinco and Hanover shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Executed Transaction Agreements, including providing information and using their reasonable best efforts to obtain all necessary exemptions, rulings, consents, authorizations, approvals and waivers to effect all necessary registrations and filings and to lift any injunction or other legal bar to the Merger and the other transactions contemplated hereby, as promptly as practicable, and to take all other actions necessary to consummate the transactions contemplated hereby in a manner consistent with applicable law, it being understood that this Section 7.7(a) does not address the IRS Ruling, which is addressed in Section 7.4(f). Without limiting the generality of the foregoing, Walter, Spinco and Hanover agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable best efforts to obtain any government clearances required to consummate the Merger (including through compliance with the HSR Act and any applicable foreign government reporting requirements), to respond to any government requests for information, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Order that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action. The Parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto in connection with proceedings under or relating to the HSR Act or any other federal, state or foreign antitrust or fair trade law, and will provide one another with copies of all material communications from and filings with, any Governmental Authorities in connection with the transactions contemplated hereby. Notwithstanding anything to the contrary in this Section 7.7, neither Walter nor Spinco or their respective Subsidiaries, on the one hand, nor Hanover and its Subsidiaries on the other hand, shall be required to take any action that would reasonably be expected to have a Material Adverse Effect on Walter or Spinco, on the one hand, or Hanover, on the other hand.
          7.8 Director and Officer Indemnification; Insurance. (a) The Surviving Corporation shall, (i) for a period of at least six years after the Effective Time, indemnify, defend and hold harmless, and provide advancement of expenses to, all past and present directors, officers or employees of Walter and its Subsidiaries who shall become directors, officers or employees of the Surviving Corporation or its Subsidiaries (the “Surviving Corporation Officers and Directors”) to the maximum extent allowed under Maryland law for acts or omissions occurring after the Effective Time and (ii) amend the charter and bylaws of the Surviving Corporation as provided in the Amended and Restated Charter and the Amended and Restated Bylaws attached hereto as Exhibits A and B, respectively, which provide for the elimination of personal liability for money damages and indemnification and advancement of expenses to the maximum extent permitted under Maryland law and not to modify such provisions of its charter and bylaws in any way that is not applicable to all similarly situated directors, officers or employees of Hanover or the Surviving Corporation.
          (b) (i) All rights to indemnification and exculpation from liabilities for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time now existing in favor of any former or current officer or director of Hanover or any of its Subsidiaries (the “Hanover Officers and Directors”) as provided in Hanover’s charter or by-laws and any existing indemnification agreements set forth in Section 7.8(b) of the Hanover Disclosure Letter, shall, to the maximum extent allowed under Maryland law, survive the Merger and shall continue in full force and effect in accordance with their terms, and, except as provided in the Amended and Restated Charter and Bylaws or in the terms of such indemnification agreements, as applicable, shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Effective Time or taken at the written request of Walter or Spinco.
          (ii) From and after the Effective Time, the Surviving Corporation shall, to the maximum extent allowed under Maryland law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Hanover Officer and Director against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Hanover or any of its Subsidiaries, and pertaining to any matter existing or occurring or alleged to have occurred, or any acts or omissions occurring or alleged to have occurred, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of the Agreement and the consummation of the transactions contemplated hereby) or taken at the written request of Walter or Spinco.
          (iii) The Surviving Corporation shall cause the Hanover Officers and Directors to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by Hanover immediately prior to the Effective Time (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts and otherwise containing terms and conditions that are not less advantageous to the Hanover Officers and Directors than such Hanover policy or substitute a “tail” insurance policy with a claims period of at least six years from the Effective Time of the same coverage and amounts and otherwise containing terms and conditions that are not less advantageous to the Hanover Officers and Directors than such Hanover policy) with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided that in no event shall the Surviving Corporation be required to expend in the aggregate during and for such six-year period an amount in excess of 250% of the annualized premium paid by Hanover immediately prior to the Effective Time for such insurance (the “Insurance Amount”), and provided, further, that if the Surviving Corporation is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, the Surviving Corporation shall obtain as much comparable insurance as is available for the Insurance Amount.
          (c) The provisions of this Section 7.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Hanover Officer and Director, each Surviving Corporation Officer and Director and each of their respective heirs and representatives.
          7.9 Public Announcements. Walter, Spinco and Hanover shall consult with each other and shall mutually agree upon any press release or public announcement relating to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public announcement prior to such consultation and agreement, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement. Walter shall have the right to receive, review, consult with Hanover with respect to, and comment on, any Hanover SEC Document, other than the Registration Statement and Proxy Statement/Prospectus, to be filed after the date hereof that it has under Section 6.3 hereof with respect to the Registration Statement and Proxy Statement/Prospectus.
          7.10 Defense of Litigation. Each of Walter, Spinco and Hanover shall use its reasonable best efforts to defend against all actions, suits or proceedings in which such party is named as a defendant that challenge or otherwise seek to enjoin, restrain or prohibit the transactions contemplated by this Agreement. None of Walter, Spinco or Hanover shall settle any such action, suit or proceeding or fail to perfect on a timely basis any right to appeal any judgment rendered or Order entered against such Party therein without having previously consulted with the other Parties. Each of Walter, Spinco and Hanover shall use all commercially reasonable efforts to cause each of its Affiliates, directors and officers to use all commercially reasonable efforts to defend any such action, suit or proceeding in which such Affiliate, director or officer is named as a defendant and which seeks any such relief to comply with this Section 7.10 to the same extent as if such Person was a Party.
          7.11 Accounting Matters. (a) In connection with the information regarding Spinco and the Spinco Business provided by Walter and Spinco specifically for inclusion in the Form S-4, Walter and Spinco shall use commercially reasonable efforts to cause to be delivered to Hanover two letters from Walter’s and Spinco’s independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to Walter, Spinco and Hanover, in form and substance reasonably satisfactory to Hanover and reasonably customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.
          (b) In connection with the information regarding Hanover provided by Hanover specifically for inclusion in or incorporation by reference in the Form S-4, Hanover shall use commercially reasonable efforts to cause to be delivered to Walter two letters from

Hanover’s independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to Walter, Spinco and Hanover, in form and substance reasonably satisfactory to Walter and reasonably customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.
          7.12 Amendment and Restatement of Hanover’s Charter and Bylaws. Following receipt of the Requisite Approvals, Hanover shall take all actions necessary for the Amended and Restated Charter and the Amended and Restated Bylaws to become effective prior to the consummation of the Exchange Share Issuance, including, without limitation, by filing the Articles of Amendment and Restatement with the SDAT, in the manner required by, and executed in accordance with, the applicable provisions of the MGCL.
          7.13 Board of Directors and Officers of Surviving Corporation. The Maryland Articles of Merger shall specify that the number of directors on the Board of Directors of the Surviving Corporation immediately following the Effective Time shall be seven and that the names and classifications of the directors of the Surviving Corporation immediately following the Effective Time will be as specified on Schedule 2.1(c) hereto, as such names may be changed in accordance with Section 2.1(c) hereof.
          7.14 Post Closing Cooperation. Subject to the terms and conditions hereof, each of the Parties hereto agrees to use its reasonable best efforts to execute and deliver, or cause to be executed and delivered, all documents and to take, or cause to be taken, all actions that may be reasonably necessary or appropriate, in the reasonable opinion of counsel for Walter and Hanover, to effectuate the provisions of this Agreement.
ARTICLE 8
CONDITIONS TO THE MERGER
          8.1 Conditions to the Obligations of Spinco, Walter and Hanover to Effect the Merger. The respective obligations of Spinco, Walter and Hanover to consummate the Merger shall be subject to the fulfillment (or waiver by Walter, Spinco and Hanover) at or prior to the Effective Time of the following conditions:
          (a) The Distribution shall have been consummated;
          (b) The Requisite Merger Approval and the Requisite Charter Approval shall have been obtained;
          (c) The Requisite Exchange Approval shall have been obtained;
          (d) All consents, approvals and authorizations of any Governmental Authority required by Law for the consummation of the transactions contemplated by this Agreement and the Executed Transaction Agreements shall have been obtained and be in full force and effect at the Effective Time, except those consents the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Surviving Corporation (after giving effect to the Merger);
          (e) All consents or approvals of each Person whose consent or approval shall be required for the consummation of the transactions contemplated by this Agreement and the Executed Transaction Agreements under any contract to which Hanover or Walter or their respective Subsidiaries shall be a party or by which their respective properties and assets are bound shall have been obtained (in each case without the payment or imposition of any material costs or obligations) and be in full force and effect at the Effective Time, except (i) where the failure to so obtain such consents and approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Surviving Corporation (after giving effect to the Merger) or (ii) to the extent that reasonably acceptable alternative arrangements relating to the failure to obtain any such consent or approval are otherwise provided for;
          (f) Any waiting period under the HSR Act shall have expired or been terminated;
          (g) (i) The Registration Statement shall have become effective in accordance with the Securities Act and the Exchange Act and shall not be the subject of any stop order or proceedings seeking a stop order and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened by the SEC and not concluded or withdrawn; and (ii) the shares of Hanover Common Stock and such other shares required to be reserved for issuance in connection with the Distribution and the Merger, respectively, shall have been Approved for Listing; and
          (h) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Authority of competent jurisdiction or other Law or legal restraint or prohibition preventing or making illegal the consummation of the transactions contemplated by this Agreement and the Executed Transaction Agreements shall be in effect; provided, however, that the Parties hereto shall use their reasonable best efforts to have any such injunction, order, restraint or prohibition vacated; provided, further, that the Parties hereto shall use their commercially reasonable efforts to cause any such Law not to prevent or make illegal the consummation of the transactions contemplated by this Agreement and the Executed Transaction Agreements.
          8.2 Additional Conditions to the Obligations of Walter and Spinco. The obligations of Walter and Spinco to consummate the Merger shall be subject to the fulfillment (or waiver by Walter or Spinco) at or prior to the Effective Time of the following additional conditions:
          (a) (i) (A) The representations and warranties of Hanover contained in this Agreement qualified as to Material Adverse Effect shall be true and correct in all respects and (B) those not so qualified shall be true and correct in all material respects, in each case as of the Effective Time as if made as of the Effective Time (except to the extent such representations and warranties address matters as of a particular date), except in the case of clause (B) where the failure to be true and correct in all material respects would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hanover and (ii) Hanover shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed at or prior to the Effective Time, except in the case of clauses (i) and (ii) to the extent specifically contemplated or permitted by this Agreement;
          (b) Hanover shall have delivered to Walter and Spinco a certificate, dated as of the Effective Time, of the Chief Executive Officer and Chief Financial Officer of Hanover (on Hanover’s behalf and without any personal liability) certifying the satisfaction by Hanover of the conditions set forth in subsection (a) of this Section 8.2;
          (c) Walter and Spinco shall have received opinions of Simpson Thacher & Bartlett LLP to the effect that (i) the Merger will constitute a “reorganization” for federal income tax purposes within the meaning of Section 368(a) of the Code and (ii) the Surviving Corporation’s proposed method of operation will enable it to continue to meet the requirements for qualification as a REIT under the Code for taxable year 2009 and thereafter. In rendering such opinion, Simpson Thacher & Bartlett LLP (x) may require and rely upon representations contained in certificates of officers of Walter, Spinco, Hanover and others and (y) will assume, if a REIT Determination is not obtained and the Closing Agreement does not provide resolution of the issues for which relief was sought in the Initial Submissions for the taxable year of Hanover ending December 31, 2008 (the “2008 Tax Year”), that the Closing Agreement applies to the 2008 Tax Year in the same manner as it applies to the taxable years of Hanover that are the subject of such Closing Agreement;
          (d) The Amended and Restated Charter shall be the effective charter of Hanover and the Amended and Restated Bylaws shall be the effective bylaws of Hanover;
          (e) Each of the Exchange Agreements is in effect and each of the closings thereunder have occurred;
          (f) Walter shall have received (i) the IRS Ruling in form and substance reasonably satisfactory to Walter with respect to each of the matters requested by Walter to be included therein and (ii) an opinion of PricewaterhouseCoopers LLP as to the satisfaction of certain requirements necessary for the Distribution to obtain tax-free treatment under Section 355 of the Code on which the IRS will not rule;
          (g) Hanover shall continue to qualify as a REIT;
          (h) Either (i) Hanover and the IRS shall have executed an IRS Form 906, Closing Agreement on Final Determination Covering Specific Tax Matters, that resolves, in a manner satisfactory to Walter in its sole discretion exercised in good faith, the issues for which relief was sought in the Initial Submissions (the “Closing Agreement”) or (ii) the IRS shall have rendered a formal, binding determination other than the Closing Agreement to the effect that the assets which are the subject of the Initial Submissions, were, for purposes of Section 856(c) of the Code, “cash items” and therefore that the investment by Hanover in such assets will not cause Hanover to fail to qualify as a REIT for any taxable year, or otherwise to the effect that Hanover has qualified as a REIT for all taxable years, which determination is in form and substance satisfactory to Walter, as determined in its sole discretion exercised in good faith (the “REIT Determination”);

          (i) Walter and Spinco shall have received (i) a tax opinion of Thacher Proffitt & Wood LLP, dated as of the Closing Date, in the form attached hereto as Exhibit C (such opinion shall be based upon customary assumptions and representations made by Hanover and any Subsidiaries of Hanover in the form attached hereto as Exhibit D) opining that Hanover has been organized and has operated in conformity with the requirements for qualification as a REIT under the Code since 1997, until immediately prior to the Closing and assuming that if a REIT Determination is not obtained and the Closing Agreement does not provide resolution of the issues for which relief was sought in the Initial Submissions for the 2008 Tax Year, that the Closing Agreement applies to the 2008 Tax Year in the same manner as it applies to the taxable years of Hanover that are the subject of such Closing Agreement and (ii) an opinion of Thacher Proffitt and Wood LLP, dated as of the Closing Date, in the form attached hereto as Exhibit E as to certain 40 Act matters; and
          (j) The Requisite Plan Amendment Approval shall have been obtained.
          8.3 Additional Conditions to the Obligations of Hanover. The obligation of Hanover to consummate the Merger shall be subject to the fulfillment (or waiver by Hanover) at or prior to the Effective Time of the following additional conditions:
          (a) (i) (A) The representations and warranties of Spinco and Walter contained in this Agreement qualified as to Material Adverse Effect shall be true and correct in all respects and (B) those not so qualified shall be true and correct in all material respects, in each case as of the Effective Time as if made as of the Effective Time (except to the extent such representations and warranties address matters as of a particular date), except in the case of clause (B) where the failure to be true and correct in all material respects would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco and (ii) Spinco and Walter shall have performed in all material respects their respective covenants and agreements contained in this Agreement required to be performed at or prior to the Effective Time, except in the case of clauses (i) and (ii) to the extent specifically contemplated or permitted by this Agreement;
          (b) Each of Walter and Spinco shall have delivered to Hanover a certificate, dated as of the Effective Time, of the Chief Executive Officer and the Chief Financial Officer of Walter and of Spinco (on Walter’s and Spinco’s behalf and without any personal liability) certifying the satisfaction by Walter and Spinco of the conditions set forth in subsection (a) of this Section 8.3; and
          (c) Hanover shall have received an opinion from Thacher Proffitt Wood LLP, to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code (provided that, in rendering such opinion, Thacher Proffitt Wood LLP may require and rely upon representations contained in certificates of officers of Walter, Spinco, Hanover and others).

ARTICLE 9
TERMINATION, AMENDMENT AND WAIVERS
          9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time whether before or after the Requisite Approvals or the adoption hereof by Walter as the sole member of Spinco:
          (a) by the mutual written consent of each Party hereto, which consent shall be effected by action of the Board of Directors of each such Party;
          (b) by either Walter or Hanover:
          (i) if the Effective Time shall not have occurred before February 15, 2009 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this clause (b)(i) shall not be available to any Party whose failure to perform any of its obligations under this Agreement at or prior to such date has been a cause of or resulted in the failure of the Merger to have become effective on or before the Termination Date;
          (ii) if, at the Hanover Stockholders Meeting duly convened therefor (including any adjournment, continuation or postponement thereof), the Requisite Merger Approval, the Requisite Charter Approval and the Requisite Exchange Approval shall not have been obtained after a vote of the stockholders is taken; or
          (iii) if any court of competent jurisdiction or any other Governmental Authority shall have issued an order, injunction, restraint or other judgment (and such order, injunction or other judgment shall have become final and nonappealable), restraining, enjoining or otherwise prohibiting the Merger, provided, that, (A) if the party seeking to terminate this Agreement pursuant to this clause (b)(iii) is a party to the applicable proceeding, such party shall have used its reasonable best efforts to remove such order, injunction, restraint or other judgment, and (B) the right to terminate this Agreement under this clause (b)(iii) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement shall have been the cause of, or shall have resulted in, such order, injunction, restraint or other judgment;
          (c) by Walter, if Hanover shall have (i) failed to include the Hanover Board Recommendation in the Proxy Statement/Prospectus or (ii) effected a Change in the Hanover Board Recommendation (or resolved to take any such action), whether or not permitted by the terms hereof, or (iii) breached its obligations under (A) Section 6.3 of this Agreement and such breach either by its terms cannot be cured by the Termination Date or, with respect to any such breach that is reasonably capable of being remedied, the breach is not remedied within 30 days after Walter has furnished Hanover with written notice of such breach or (B) Section 6.4(d) of this Agreement; provided, however, that the right to terminate this Agreement pursuant to clause (c)(iii)(A) shall not be available to Walter to the extent Walter has failed in any material respect to fulfill its obligation under Section 6.3(a) to provide information for inclusion in the Form S-4 and/or to assist in the preparation of the Form S-4, and such failure was the primary cause of Hanover’s breach.
          (d) by Hanover if, prior to obtaining the Requisite Merger Approval, Hanover receives a Hanover Acquisition Proposal and the Board of Directors of Hanover shall have concluded in good faith that such Hanover Acquisition Proposal constitutes a Superior Proposal; provided that, Hanover shall not terminate this Agreement pursuant to the foregoing clause unless: (i) Hanover concurrently pays the Hanover Termination Fee payable pursuant to Section 9.3(a)(i) and (ii) the Board of Directors of Hanover concurrently approves, and Hanover concurrently enters into, a definitive, legally binding agreement with respect to such Superior Proposal.
          (e) by Hanover, if Hanover is not in material breach of the terms of this Agreement, and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Walter or Spinco which breach would cause the condition to closing set forth in Section 8.3(a) not to be satisfied, and (i) such breach by its nature is not capable of being cured or (ii) Walter has not, within 30 days after receipt by Walter of written notice of such breach from Hanover, cured such breach or made any good faith attempt to cure such breach;
          (f) by Walter, if neither Walter nor Spinco is in material breach of the terms of this Agreement, and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Hanover which breach would cause the condition to closing set forth in Section 8.2(a) not to be satisfied, and (i) such breach by its nature is not capable of being cured or (ii) Hanover has not, within 30 days after receipt by Hanover of written notice of such breach from Walter, cured such breach or made any good faith attempt to cure such breach; and
          (g) by Walter, if, at the Hanover Stockholders Meeting duly convened therefor (including any adjournment, continuation or postponement thereof), the Requisite Plan Amendment Approval shall not have been obtained after a vote of the stockholders is taken.
          The Party hereto desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give written notice of such termination to the other Parties in accordance with Section 10.2, specifying the provision hereof pursuant to which such termination is effected.
          9.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and of no effect without any liability or obligation on the part of any Party hereto (or any stockholder, director or officer, employee, agent, consultant or representative of such party) to the other Parties hereto, except that (a) the agreements contained in this Section 9.2, Section 9.3, the Confidentiality Agreement (subject to the terms thereof), Section 6.9, the last sentence of Section 7.6 and in Article 10 shall survive the termination hereof and (b) no such termination shall relieve any Party hereto of any liability or damages resulting from fraud or from any willful and material breach by such Party of any covenant or other agreement included in this Agreement.

          9.3 Fees and Expenses. (a) (i) In the event that this Agreement is terminated (A) by Walter pursuant to Section 9.1(c)(iii), (B) by Hanover pursuant to Section 9.1(d) or (C) by Walter pursuant to Section 9.1(b)(i) or Section 9.1(b)(iii), but only, in the case of this clause (C) if Hanover is unable to terminate the Agreement pursuant to such Section at the time of termination by Walter due to Hanover’s failure to meet the requirements for such termination in the provisos to such sections, then, in the case of each of clauses (A), (B) and (C), promptly, but in no event later than two business days after such termination Hanover shall pay Walter a fee equal to $2,000,000 (if the termination occurs prior to December 31, 2008) or $3,000,000 (if the termination occurs on or after December 31, 2008) (the “Hanover Termination Fee”) by wire transfer of same day funds.
          (ii) In the event that, following the execution of this Agreement and prior to the Effective Time, (A) a Hanover Acquisition Proposal is commenced, publicly disclosed, publicly proposed or otherwise communicated to Hanover or the Hanover stockholders and (B) this Agreement is terminated by either Walter or Hanover pursuant to Section 9.1(b)(ii) or by Walter pursuant to Section 9.1(c)(i) or 9.1(c)(ii) or 9.1(f) or 9.1(g), and (C) (x) within 12 months after the date of such termination, Hanover enters into a Hanover Acquisition Agreement relating to, or consummates, such Hanover Acquisition Proposal (changing the number in clauses (ii), (iii) and (iv) of the definition of such term from 5% or 10%, as the case may be, to 50%) or any other Hanover Acquisition Proposal (modified as aforesaid) with the Person making such first Hanover Acquisition Proposal, or (y) within 9 months after the date of such termination, Hanover enters into a Hanover Acquisition Agreement relating to, or consummates, any Hanover Acquisition Proposal (modified as aforesaid) then Hanover shall promptly, but in no event later than two business days after the date such Hanover Acquisition Agreement is entered into or such Hanover Acquisition Proposal is consummated, as the case may be, pay Walter the Hanover Termination Fee by wire transfer of same day funds.
          Hanover acknowledges that the agreements contained in this Section 9.3(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Walter would not enter into this Agreement; accordingly, if Hanover fails promptly to pay the amount due pursuant to this Section 9.3(a), and in order to obtain such payment, Walter commences a suit which results in a judgment against Hanover for the fee set forth in this Section 9.3(a), Hanover shall pay to Walter its out-of-pocket costs and expenses (including reasonable attorneys’ fees and out-of-pocket expenses) in connection with such suit, together with interest on the amount of the fee at the rate on six-month U.S. Treasury obligations in effect on the date such payment was required to be made plus 300 basis points.
          (b) In the event that this Agreement is terminated by Hanover (i) pursuant to Section 9.1(e), or (ii) pursuant to Section 9.1(b)(i) or Section 9.1(b)(iii), but only in the case of this clause (ii), if Walter is unable to terminate the Agreement pursuant to such Section at the time of termination by Hanover due to Walter’s failure to meet the requirements for such termination in the provisos to such sections, then, in the case of both clauses (i) and (ii), promptly but in no event later than two business days after such termination, Walter shall pay Hanover a fee equal to $3,000,000 (if the termination occurs prior to December 31, 2008) or $2,000,000 (if the termination occurs on or after December 31, 2008) (the “Walter Termination Fee”) by wire transfer of same day funds; provided, however, that at the option of Walter and Spinco, in their sole discretion, all or any portion of the Walter Termination Fee may be paid by a setoff by Spinco of amounts due and owing to Spinco from Hanover under the REIT Asset Credit Facility.
          Walter acknowledges that the agreements contained in this Section 9.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Hanover would not enter into this Agreement; accordingly, if Walter fails promptly to pay the amount due pursuant to this Section 9.3(b), and in order to obtain such payment, Hanover commences a suit which results in a judgment against Walter for the fee set forth in this Section 9.3(b), Walter shall pay to Hanover its out-of-pocket costs and expenses (including reasonable attorneys’ fees and out-of-pocket expenses) in connection with such suit, together with interest on the amount of the fee at the rate on six-month U.S. Treasury obligations in effect on the date such payment was required to be made plus 300 basis points.
          (c) Notwithstanding anything else set forth in this Section 9.3, all fees and expenses incurred by Walter, Spinco, Hanover or their respective Subsidiaries in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses; provided, however, that Walter shall reimburse Hanover for filing and other fees payable to the SEC in respect of the Registration Statement and the Proxy Statement/Prospectus and Walter shall pay the fees and expenses of any financial printer engaged in the preparation, printing, filing and mailing of the Registration Statement and Proxy Statement/Prospectus.
          9.4 Amendment. This Agreement may be amended at any time prior to the Effective Time, whether before or after receipt of the Requisite Approvals; provided, however, that, after receipt of the Requisite Approvals, no amendment may be made which under applicable Maryland Law requires the further approval of the stockholders of Hanover without such further approval. This Agreement may not be amended except by an instrument in writing signed by the Parties hereto.
          9.5 Waivers. At any time prior to the Effective Time, any Party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.
ARTICLE 10
MISCELLANEOUS
          10.1 Non-Survival of Representations and Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time and then only to such extent. Except as specifically provided herein, the Confidentiality Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any party or its representatives thereunder or hereunder.
          10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) a transmitter’s electronic confirmation of receipt of a facsimile transmission, (b) confirmed delivery of a standard overnight courier or when delivered by hand or (c) the expiration of five business days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):
          If to Walter, to:
Walter Industries, Inc.
4211 W. Boy Scout Boulevard, 10th Floor
Tampa, Florida 33607-5724
Attention: General Counsel
Facsimile: (813) 871-4430
          with a copy (which shall not constitute effective notice) to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Peter J. Gordon, Esq.
Facsimile: (212) 455-2502
          If to Spinco, to:
JWH Holding Company, LLC
4211 W. Boy Scout Boulevard, 10th Floor
Tampa, Florida 33607-5724
Attention: General Counsel
Facsimile: (813) 871-4430
          with a copy (which shall not constitute effective notice) to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Peter J. Gordon, Esq.
Facsimile: (212) 455-2502
If to Hanover, to:

Hanover Capital Mortgage Holdings, Inc.
200 Metroplex Drive, Suite 100
Edison, New Jersey 08817
Attention: General Counsel
Facsimile: (732) 548-0286
          with a copy (which shall not constitute effective notice) to:
Thacher Proffitt & Wood LLP
Two World Financial Center
New York, New York 10281
Attention: Mark I. Sokolow, Esq.
Facsimile: (212) 912-7751
          10.3 Certain Construction Rules. The article and section headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. As used in this Agreement, unless otherwise provided to the contrary, (a) all references to days or months shall be deemed references to calendar days or months and (b) any reference to a “Section,” “Article,” “Exhibit” or “Schedule” shall be deemed to refer to a section or article of this Agreement or an exhibit or schedule to this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.
          10.4 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared to be invalid, unenforceable or void, such declaration shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of Spinco, Walter and Hanover that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the same objective.
          10.5 Assignment; Binding Effect. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by Spinco, Walter or Hanover (whether by operation of law or otherwise) without the prior written consent of all of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by Spinco, Walter and Hanover and their respective successors and permitted assigns.
          10.6 No Third Party Beneficiaries. Except as provided in Section 7.8, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than Walter, Spinco and Hanover or their respective successors or permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this

Agreement, and no Person (other than as so specified) shall be deemed a third party beneficiary under or by reason of this Agreement.
          10.7 Limited Liability. Notwithstanding any other provision of this Agreement, no stockholder, director, officer, Affiliate, agent or representative of Spinco, Walter or Hanover, in its capacity as such, shall have any liability in respect of or relating to the covenants, obligations, representations or warranties of such party under this Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each of Spinco, Walter and Hanover, for itself and its stockholders, directors, officers and Affiliates, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable law.
          10.8 Entire Agreement. This Agreement (together with the Executed Transaction Agreements, the Confidentiality Agreement, the exhibits and the Disclosure Letters and the other documents delivered pursuant hereto) constitute the entire agreement of all the parties hereto and supersedes all prior and contemporaneous agreements and understandings, both written and oral, between the parties, or either of them, with respect to the subject matter hereof. All exhibits and schedules attached to this Agreement and the Disclosure Letters are expressly made a part of, and incorporated by reference into, this Agreement.
          10.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, without regard to conflicts of laws principles.
          10.10 Jurisdiction. (a) Each Party irrevocably consents to and submits to the jurisdiction, including the personal jurisdiction, of (i) any Maryland State court, and (ii) any Federal court of the United States sitting in the State of Maryland, solely for the purposes of any suit, action or other proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby. Each Party agrees to commence any suit, action or proceeding relating hereto only in any Federal court of the United States sitting in the State of Maryland or, if such suit, action or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in any Maryland State court. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby in (i) any Maryland State court, and (ii) any Federal court of the United States sitting in the State of Maryland, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each Party further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by registered mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 10.10 shall affect the right of any party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section 10.10 shall not constitute a general consent to service of process in the State of Maryland and shall have no effect for any purpose except as provided in this Section 10.10. The parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          (b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.
          10.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement binding on Spinco, Walter and Hanover, notwithstanding that not all parties are signatories to the original or the same counterpart.
          10.12 Specific Performance; Remedies. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court located in the State of Maryland. Except for the foregoing remedies of injunction and specific performance, the right not to close in the event that the conditions to closing are not satisfied and the termination rights set forth in this Agreement, the Parties agree that they shall have no rights or claims against one another for breaches of this Agreement except in the case of fraud or any willful and material breach by a party of any covenant or other agreement included in this Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WALTER INDUSTRIES, INC.
By:	/s/ Victor P. Patrick
	Name:	Victor P. Patrick
	Title:	Vice Chairman

JWH HOLDING COMPANY, LLC
By:	/s/ Mark J. O’Brien
	Name:	Mark J. O’Brien
	Title:	President and Chief Executive Officer

HANOVER CAPITAL MORTGAGE HOLDINGS, INC.
By:	/s/ John A. Burchett
	Name:	John A. Burchett
	Title:	CEO and President